Exhibit 4.13

AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

by and among

7 DAYS GROUP HOLDINGS LIMITED,

7 Days Inn (Shenzhen) Co., Ltd.,

ZHENG NANYAN,

HE BOQUAN,

ZHANG QIONG,

LEE CHIEN,

FORTUNE NEWS INTERNATIONAL LIMITED,

SMARTECH RESOURCES LIMITED,

PROTOTAL ENTERPRISES LIMITED,

SHI MINJIAN,

WP RE (CAYMAN) INTERNATIONAL LTD.,

and

HAPPY TRAVEL LIMITED

Dated October 1, 2008

TABLE OF CONTENTS

1.	INFORMATION RIGHTS	3

2.	REGISTRATION RIGHTS	5

3.	PREEMPTIVE RIGHT TO NEW SHARES	19

4.	TRANSFER RESTRICTIONS	21

5.	ASSIGNMENT AND AMENDMENT	37

6.	CONFIDENTIALITY AND NON-DISCLOSURE	38

7.	PROTECTIVE PROVISIONS	39

8.	BOARD OF DIRECTORS	42

9.	EMPLOYEE SHARE OPTION PLAN; NON-COMPETITION BY SENIOR MANAGEMENT	44

10.	ESG UNDERTAKINGS	45

11.	GENERAL PROVISIONS	47

THIS AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT (this “Agreement”) is made and entered into on October 1, 2008 by and among:

(1)	7 Days Group Holdings Limited, an exempted company incorporated under the laws of the Cayman Islands (the “Company”);

(2)	7 Days Inn (Shenzhen) Co., Ltd., a wholly foreign owned enterprise organized under the laws of the People’s Republic of China (“PRC”) (the “PRC Subsidiary”);

(3)	Zheng Nanyan (ID No. 440103196812216012), an individual;

(4)	He Boquan (ID No. 440620196011075452), an individual (“Mr. He”);

(5)	Zhang Qiong (Passport No. G13169215), an individual;

(6)	Lee Chien (Passport No. 046681184), an individual;

(7)	Fortune News International Limited, a company organized under the laws of the British Virgin Islands;

(8)	Smartech Resources Limited, a company organized under the laws of the British Virgin Islands;

(9)	Prototal Enterprises Limited, a company organized under the laws of the British Virgin Islands (“Prototal”);

(the parties (3), (4), (5), (6), (7), (8) and (9) and their respective successors, the “Founders”, and each a “Founder”);

(10)	Shi Minjian (Passport No. E7599126), an individual;

(11)	WP RE (CAYMAN) INTERNATIONAL LTD. (together with its permitted successors, transferees and assignees, “WP”); and

(12)	Happy Travel Limited (together with its permitted successors, transferees and assignees, “Actis”).

(WP and Actis, collectively the “Investors” and, each an “Investor”).

For the purpose of this Agreement, the Company, the PRC Subsidiary, and all other direct or indirect subsidiaries of the foregoing may hereinafter be referred to collectively as “Group Companies” and each individually as a “Group Company”.

RECITALS

A.	The Fund (as defined below) purchased from the Company, and the Company allotted and issued to the Fund, 15,724,432 Series A redeemable and convertible preferred shares, par value US$0.125 per share, of the Company (the “Series A Shares” and the holders thereof, the “Series A Shareholders”), on the terms and conditions set forth in that certain Series A Preferred Share Subscription Agreement dated November 7, 2006 by and among the Group Companies, some of the Founders and the Fund (the “Series A Subscription Agreement”); and

B.	In connection with the purchase and sale of the Series A Shares, certain of the parties hereto entered into a Shareholders’ Agreement on November 7, 2006 (the “Original Agreement”); and

C.	Mr. He, Fortune News International Limited and the Fund purchased from the Company, and the Company allotted and issued to them, 7,862,216 Series B redeemable and convertible preferred shares, par value US$0.125 per share, of the Company (the “Series B Shares”), on the terms and conditions set forth in that certain Series B Preferred Share Subscription Agreement dated May 22, 2007 by and among the Company, Mr. He, Fortune News International Limited, the Fund and the other parties thereto (the “Series B Subscription Agreement”); and

D.	In connection with the purchase and sale of the Series B Shares, certain of the parties hereto entered into an Amendment to Shareholders’ Agreement on May 22, 2007, amending the Original Agreement (the Original Agreement, as so amended, the “Amended Agreement”); and

E.	The Fund transferred all Shares held thereby to WP on July 4, 2007;

F.	Actis and WP agreed to purchase from the Company, and the Company agreed to allot and issue to them in the aggregate 21,533,387 Series C redeemable and convertible preferred shares, par value US$0.125 per share, of the Company (the “Series C Shares” and the holders thereof, the “Series C Shareholders”; the Series C Shares together with the Series A Shares and Series B Shares, the “Preferred Shares” and the holders thereof, the “Preferred Shareholders”), on the terms and conditions set forth in that certain Series C Preferred Share Subscription Agreement dated October 1, 2008 by and among the Company, Actis, WP and certain other parties thereto (the “Series C Subscription Agreement”); and

G.	The Series C Subscription Agreement provides that the execution and entry of this Agreement by the parties hereto shall be a condition precedent to the consummation of the transactions contemplated under the Series C Subscription Agreement; and

H.	The parties to the Amended Agreement desire to amend and restate the Amended Agreement in its entirety as set forth in this Agreement; and

I.	Mr. He contemplates to transfer all of the shares in the Company held by him to Prototal, a company wholly and beneficially owned by Mr. He, and Prototal desires to become a party to this Agreement and to be bound by the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	INFORMATION RIGHTS.

1.1	Information and Inspection Rights.

(a)	Information Rights. For so long as any Series A Share or Series C Share is outstanding, the Company and the PRC Subsidiary shall, and shall cause the other Group Companies to, and the Founders shall cause the Group Companies to, deliver to (x) the Series A Shareholder who holds the most Series A Shares among all Series A Shareholders so long as such Series A Shareholder, together with its Affiliates, holds Preferred Shares representing, on an as-converted basis, five percent (5%) or more of the Shares of the Company (the “Major Series A Shareholder”) and (y) the Series C Shareholder who holds the most Series C Shares among all Series C Shareholders so long as such Series C Shareholder, together with its Affiliates, holds Series C Shares representing, on an as-converted basis, five percent (5%) or more of the Shares of the Company (the “Major Series C Shareholder” and together with the Major Series A Shareholder, the “Major Shareholders”):

(i)	audited annual consolidated financial statements, within one-hundred-fifty (150) days after the end of each fiscal year, prepared in accordance with the United States generally accepted accounting principles (“GAAP”) and audited by a “Big 4” accounting firm mutually agreed upon by the Group Companies and the Major Shareholders, together with an auditor report issued by such “Big 4” accounting firm;

(ii)	unaudited monthly consolidated financial statements and cash management statements, within fifteen (15) Business Days after the end of each month, prepared in accordance with GAAP;

(iii)	unaudited quarterly consolidated financial statements and cash management statements, within thirty (30) Business Days after the end of each fiscal quarter (other than the last fiscal quarter of the fiscal year), prepared in accordance with GAAP;

(iv)	an annual business and capital expenditure plan (including monthly budgets) (the “Business Plan”) for the Group Companies, as approved by the Company’s Board of Directors (the “Board”), on or before November 30 of each year, for the following fiscal year, and any change to such approved Business Plan;

(v)	an annual consolidated management report, within ninety (90) days after the end of each fiscal year;

(vi)	resolutions and minutes of the Board meetings and the meetings of any committee thereof;

(vii)	notice of any and all threatened or pending actions, suits, claims, disputes, proceedings, investigations and inquiries that may have a Material Adverse Effect (as defined in the Series C Subscription Agreement) on the Group Companies;

(viii)	any report, notice or document delivered to the Ordinary Shareholders in their capacity as such, at the time when they are sent to such holders;

(ix)	any documents material to the Group Companies taken as a whole, filed or registered with the relevant governmental authority by the Group Companies, at the time when such documents are available;

(x)	upon the written request by any Major Shareholder, such other information as such Major Shareholder shall reasonably request (the above rights, collectively, the “Information Rights”).

All financial statements to be provided to the Major Shareholders pursuant to this Section 1.1(a) shall include (A) an income statement and a cash flow statement for the period then-ended as well as for year-to-date and (B) a balance sheet as of the end of such period compared with the last audited balance sheet and shall be prepared in accordance with GAAP or in accordance with an international accounting standard approved by the Board of Directors of the Company (the “Board”), including the Series A Director and Series C Director, if applicable.

(b)	Inspection Rights. Each Major Shareholder shall have (i) the right to inspect facilities, records and books of any Group Company and to make extracts therefrom, at any time during regular working hours on reasonable prior notice to the relevant Group Company, and (ii) the right to discuss the business, operations and conditions of any Group Company with its respective directors, officers, employees, accountants, legal counsel and investment bankers (the “Inspection Rights”) at its own cost and expense on reasonable prior notice to the Company; provided that to the extent possible, the Company’s business activities shall not be impaired or materially interfered with by the exercise of such Inspection Rights. The Company and the PRC Subsidiary shall, and shall cause the other Group Companies to, provide to the Major Shareholders other information and access as may be mutually agreed upon from time to time.

(c)	Termination of Rights. The Information Rights, Inspection Rights and Audit Rights (as defined below) shall terminate upon a Qualified Public Offering.

(d)

Right to Audit. The Major Shareholders shall have the right (the “Audit Rights”) to appoint their respective auditors (each, a “Major Shareholder Auditor”) at their own cost to review and audit on reasonable prior notice any and all financial statements, including without limitation any balance sheet, income statement and cash flow statement and accounting books and records (the “Records”) of any Group Company at any time on thirty (30) days’ prior notice to the Board; provided that to the extent possible, the Company’s business activities shall not be impaired or materially interfered with by the exercise of such Audit Rights. The Company, the PRC Subsidiary and the Founders shall, and shall cause the other Group Companies to, provide to the Major Shareholders and the Major Shareholder Auditors all information and access and assistance as they may reasonably request, including without limitation access to senior members of the management team of any Group Company, and shall cause the management team to provide written replies within thirty (30) days after receiving such inquiries.

2.	REGISTRATION RIGHTS.

2.1	Applicability of Rights. The Holders (as defined below) (a) shall be entitled to the following rights with respect to any public offering of the Company’s securities in the United States; provided that at the time of exercising such rights, the Ordinary Shares have been listed on a stock exchange in the United States, and (b) shall be entitled to reasonably equivalent or analogous rights with respect to any other public offering of the Company’s securities in any other jurisdiction; provided that at the time of exercising such rights, the Ordinary Shares have been listed on a stock exchange in that jurisdiction.

2.2	Definitions. For purposes of this Section 2 and to the extent applicable under this Agreement:

(a)	Registration. The terms “register,” “registered,” and “registration” refer to a registration effected by filing a registration statement which is in a form which complies with, and is declared effective by the SEC (as defined below) in accordance with, the Securities Act (as defined below).

(b)	Registrable Securities. The term “Registrable Securities” means: (i) any Ordinary Shares held by the Investors or the Founders from time to time, (ii) any Ordinary Shares issued or issuable upon conversion of any Preferred Shares (the “Conversion Shares”); and (iii) any Ordinary Shares issued (or issuable upon the conversion or exercise of any warrant, right or other security which is issued) as a dividend or other distribution with respect to, or in exchange for or in replacement of, any Preferred Shares or any Conversion Shares. Notwithstanding the foregoing, “Registrable Securities” shall exclude any Registrable Securities sold by a person in a transaction in which rights under this Section 2 are not assigned in accordance with this Agreement, and any Registrable Securities which are sold in a registered public offering under the Securities Act or analogous statute of another jurisdiction, or sold pursuant to Rule 144 promulgated under the Securities Act or analogous rule of another jurisdiction.

(c)

Registrable Securities Then Outstanding. The number of shares of “Registrable Securities then outstanding” shall mean the number of Ordinary Shares of the Company that are Registrable Securities and are then issued and outstanding, issuable upon conversion of Preferred Shares then issued and outstanding, or issuable upon conversion or exercise of any Holder’s warrant, right or other security then outstanding.

(d)	Holder or Holders. For purposes of this Section 2 only, the term “Holder” or “Holders” means any person or persons owning Registrable Securities (provided that in respect of any Registrable Securities held by Founders, means any Founder or Founders owning, individually or in aggregate, at least ten percent (10%) of the Registrable Securities then outstanding) or any permitted assignee of record of such Registrable Securities to whom rights under this Agreement have been duly assigned in accordance with this Agreement.

(e)	Shareholder or Shareholders. For purposes of this Agreement, the term “Shareholder” or “Shareholders” shall mean any person or persons owning any Ordinary Shares or Preferred Shares.

(f)	Form F-3. The term “Form F-3” means such respective form under the Securities Act or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(g)	Initiating Holders. The term “Initiating Holders” means Holder or Holders of (i) at least fifty percent (50%) of the Registrable Securities then outstanding held by Founders; (ii) at least fifty percent (50%) of Ordinary Shares issued or issuable upon conversion of Series A Preferred Shares and those issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, Series A Preferred Shares; or (iii) at least fifty percent (50%) of Ordinary Shares issued or issuable upon conversion of Series C Preferred Shares and those issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, Series C Preferred Shares.

(h)	SEC. The term “SEC” or “Commission” means the United States Securities and Exchange Commission.

(i)	Registration Expenses. The term “Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 2.3, 2.4 and 2.5 hereof, including, without limitation, all registration and filing fees, printing expenses, fees, and disbursements of counsel for the Company, reasonable fees and disbursements of counsel for the Holders, “blue sky” fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

(j)	Selling Expenses. The term “Selling Expenses” shall mean all underwriting discounts, selling commissions and share transfer taxes applicable to the sale of Registrable Securities pursuant to Sections 2.3, 2.4 or 2.5 hereof.

(k)	Exchange Act. The term “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and any successor statute.

(l)	Securities Act. The term “Securities Act” means the United States Securities Act of 1933, as amended, and any successor statute.

(m)	ERRA. The term “ERRA” means that certain Equity Registration Right Agreement, dated September 7, 2007, by and among the Company and certain other parties thereto, as such agreement is amended from time to time.

(n)	Warrantholders. The term “Warrantholders” means the “Holders” as defined in the ERRA, as such term is amended from time to time.

(o)	Warrantholder Securities. The term “Warrantholder Securities” means the “Registrable Securities” as defined in the ERRA, as such term is amended from time to time.

2.3	Demand Registration.

(a)

Request by Holders. If the Company shall, at any time after six (6) months following the closing of the Company’s first public offering of its securities, receive a written request from the Initiating Holders that the Company file a registration statement under the Securities Act to register Registrable Securities pursuant to this Section 2.3, then the Company shall, within ten (10) days of the receipt of such written request, give written notice of such request (the “Request Notice”) to all Holders, and use its reasonable best efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that the Holders request to be registered and included in such registration by written notice given by such Holders to the Company within twenty (20) days after receipt of the Request Notice, subject only to the limitations of this Section 2.3; provided that the Company shall not be obligated to effect any such registration if the Company has already once, within the six (6) month period preceding the date of such request, effected registrations under the Securities Act pursuant to this Section 2.3 or Section 2.5 or in which the Holders had an opportunity to participate pursuant to the provisions of Section 2.4, other than a registration from which the Registrable Securities of the Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Section 2.3(b) or Section 2.4(b). For purposes of this Agreement, reference to registration of securities under the Securities Act and the Exchange Act shall be deemed to mean the equivalent registration in a jurisdiction in which the Company has already effected a registration of such securities, it being understood and agreed that in each such case all references in this Agreement to the Securities Act, the Exchange Act and rules, forms of registration statements and registration of securities thereunder, United States law and the SEC, shall be deemed to refer, to the equivalent statutes, rules, forms of registration statements, registration of securities and laws of and equivalent government authority in the applicable non-United States jurisdiction.

(b)

Underwriting. If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 2.3 and the Company shall include such information in the Request Notice. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities being registered and reasonably acceptable to the Company. Notwithstanding any other provision of this Section 2.3, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten, then the Company shall so advise all Holders and, if any Warrantholders exercised their right to include their Warrantholder Securities in the registration pursuant to Section 2.2 of the ERRA, all such Warrantholders (the “Piggybacking Warrantholders”), and the number of Registrable Securities and Warrantholder Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders and the Piggybacking Warrantholders on a pro rata basis according to the number of Registrable Securities or Warrantholder Securities then outstanding held by each Holder requesting registration (including the Initiating Holders requesting such registration) and each Piggybacking Warrantholder; provided, however, that the number of shares of Registrable Securities held by the Holders and Warrantholder Securities held by the Piggybacking Warrantholders to be included in such underwriting and registration shall not be reduced unless all other securities are first entirely excluded from the underwriting and registration including, without limitation, all other shares that are not Registrable Securities or Warrantholder Securities and are held by any other person, including, without limitation, any person who is an employee, consultant, officer or director of any of the Group Companies. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(c)	Maximum Number of Demand Registrations. The Company shall not be obligated to effect more than (i) two (2) such demand registrations initiated by the Series C Shareholders, (ii) two (2) such demand registrations initiated by the Series A Shareholders and (iii) two (2) such demand registrations initiated by the Founders, each as pursuant to this Section 2.3.

(d)	Deferral. Notwithstanding the foregoing, if the Company shall furnish to Holders requesting registration pursuant to this Section 2.3, a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such registration statement to be filed at such time, then the Company shall have the right to defer such filing for a period of not more than 120 days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than twice in any twelve (12) month period; provided, further, that the Company shall not register any other of its shares during such twelve (12) month period. A demand right shall not be deemed to have been exercised until such deferred registration shall have been effected.

(e)	Registration. The Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.3 in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

2.4	Piggyback Registrations.

(a)	The Company shall notify all Holders in writing at least thirty (30) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any registration under Section 2.3 or Section 2.5 of this Agreement or to any employee benefit plan, corporate reorganization, exchange offer or offering of securities solely to the Company’s existing shareholders), and shall afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder on a pro rata basis. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement.

If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed pursuant to Sections 2.3, 2.4, or 2.5 by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(b)	Underwriting. If a registration statement under which the Company gives notice under this Section 2.4 is for an underwritten offering, then the Company shall so advise the Holders. In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section 2.4 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Agreement but subject to Section 2.12, (i) if the registration is for the account of the Company and if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares from the registration and the underwriting, and the shares included in such registration and underwriting shall be allocated only in the following priority, (1) first, to the Company for its own account, (2) second, to the holders of Registrable Securities and to the Warrantholders on a pro rata basis according to the number of Registrable Securities or Warrantholder Securities then outstanding held by each requesting registration, provided that, in any registration other than an registration for an initial public offering of the Company’s Ordinary Shares, the number of Registrable Securities and Warrantholder Securities included in the registration shall not be reduced below thirty (30) percent (30%) of the total number of securities included in such registration, and (3) third, to the other holders of securities of the Company with registration rights (“Other Holders”) or (ii) if the registration is for the account of the Warrantholders and if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares from the registration and the underwriting, and the shares included in such registration and underwriting shall be allocated only in the following priority, (1) first, to the Warrantholders, (2) second, to the Holders of Registrable Securities on a pro rata basis according to the number of Registrable Securities then outstanding held by each requesting registration, and (3) third, to the Other Holders. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(c)	Not Demand Registration. Registration pursuant to this Section 2.4 shall not be deemed to be a registration as described in either Section 2.3 or Section 2.5. There shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 2.4.

2.5	Form F-3 Registration. In case that the Company shall receive from the Initiating Holders a written request or requests that the Company effect a registration on Form F-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities held by such Holder or Holders, then the Company will:

(a)	Notice. Promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefor, and any related qualification or compliance, to all other Holders; and

(b)	Registration. As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after the Company provides the notice contemplated by Section 2.5(a); provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.5:

(i)	if Form F-3 is not available for such offering by the Holders;

(ii)	if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than US$1,000,000 (or an equivalent amount in another currency);

(iii)	if the Company shall furnish to the Holders a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such Form F-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form F-3 registration statement no more than twice during any twelve (12) month period for a period of not more than 120 days after receipt of the request of the Holder or Holders under this Section 2.5; provided that the Company shall not register any of its other shares during such 120 day period;

(iv)	if the Company has already, within the six (6) month period preceding the date of such request, effected registrations under the Securities Act other than a registration from which the Registrable Securities of Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Sections 2.3(b) and 2.4(b); or

(v)	in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

Subject to the foregoing, the Company shall file a Form F-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders.

(c)	Not Demand Registration. Form F-3 registrations shall not be deemed to be demand registrations as described in Section 2.3 above. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 2.5.

2.6	Expenses. All Registration Expenses incurred in connection with any registration pursuant to Sections 2.3, 2.4 or 2.5 (but excluding Selling Expenses) shall be borne by the Company. Each Holder participating in a registration pursuant to Sections 2.3, 2.4 or 2.5 shall bear such Holder’s proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all Selling Expenses or other amounts payable to underwriter(s) or brokers, in connection with such offering by the Holders. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.3 if the registration request is subsequently withdrawn at the request of the Initiating Holders requesting such registration unless one of the groups of Holders specified in Section 2.3(c) agree that such registration constitutes the use by such Holders of one (1) of their remaining demand registrations specified in Section 2.3(c) (in which case such registration shall also constitute the use by such Holders of one (1) such demand registration); provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company not known to the Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, then the Holders shall not be required to pay any of such expenses and such registration shall not constitute the use of a demand registration pursuant to Section 2.3.

2.7	Obligations of the Company. Whenever required to effect the registration of any Registrable Securities under this Agreement the Company shall, as expeditiously as reasonably possible:

(a)	Registration Statement. Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to ninety (90) days; provided, however, that (i) such ninety (90) day period shall be extended for a period of time equal to the period any Holder refrains from selling any securities included in such registration at the request of the underwriter(s), and (ii) in the case of any registration of Registrable Securities on Form F-3 which are intended to be offered on a continuous or delayed basis, such ninety (90) day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold.

(b)	Amendments and Supplements. Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(c)	Prospectuses. Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities held by them that are included in such registration.

(d)	Blue Sky. Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.

(e)	Underwriting. In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f)

Notification. Notify each Holder covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of (i) the issuance of any stop order by the SEC in respect of such registration statement, or (ii) the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g)	Opinion and Comfort Letter. Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriter(s) for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) letters dated as of (A) the effective date of the registration statement covering such Registrable Securities and (B) the closing date of the offering, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

2.8	Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 2.3, 2.4 or 2.5 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to timely effect the registration of their Registrable Securities.

2.9	Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.3, 2.4 or 2.5:

(a)	By the Company. To the extent permitted by law, the Company will indemnify and hold harmless each Holder, its partners, officers, directors, legal counsel, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any actions, losses, claims, damages, or liabilities (joint or several) (the “Damages”) to which they may become subject under the Securities Act, the Exchange Act, or other applicable law, insofar as such Damages (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):

(i)	any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(ii)	the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

(iii)	any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any applicable securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any applicable securities law in connection with the offering covered by such registration statement;

and the Company will reimburse each such Holder, its partner, officer, director, legal counsel, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as such expenses are incurred, in connection with investigating or defending any such Damages; provided, however, that the indemnity agreement contained in this Section 2.9(a) shall not apply to amounts paid in settlement of any such Damages if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such Damages to the extent (and only to the extent) that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, legal counsel, underwriter or controlling person of such Holder.

(b)

By Selling Holders. To the extent permitted by law, each selling Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, its legal counsel, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors, officers, legal counsel, or any person who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any Damages to which the Company or any such director, officer, legal counsel, controlling person, underwriter or other such Holder, partner, director, officer, legal counsel or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other United States federal or state law, insofar as such Damages (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, legal counsel, controlling person, underwriter or other Holder, partner, officer, director, legal counsel or controlling person of such other Holder in connection with investigating or defending any such Damages; provided, however, that the indemnity agreement contained in this Section 2.9(b) shall not apply to amounts paid in settlement of any such Damages if such settlement is effected without the consent of such Holder, which consent shall not be unreasonably withheld; provided, further, that in no event shall any indemnity under this Section 2.9(b) exceed the net proceeds received by such Holder in the registered offering out of which the applicable Violation arises.

(c)	Notice. Promptly after receipt by an indemnified party under this Section 2.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of liability to the indemnified party under this Section 2.9 to the extent the indemnifying party is prejudiced as a result thereof, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.9.

(d)

Contribution. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any indemnified party makes a claim for indemnification pursuant to this Section 2.9 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 2.9 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any indemnified party in circumstances for which indemnification is provided under this Section 2.9; then, and in each such case, the indemnified party and the indemnifying party will contribute to the aggregate Damages to which they may be subject (after contribution from others) in such proportion so that a Holder (together with its related persons) is responsible for the portion represented by the percentage that the public offering price of its Registrable

Securities offered by and sold under the registration statement bears to the public offering price of all securities offered by and sold under such registration statement, and the Company and other selling Holders are responsible for the remaining portion. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that in any such case: (A) no Holder will be required to contribute any amount in excess of the net proceeds to such Holder from the sale of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(e)	Survival; Consents to Judgments and Settlements. The obligations of the Company and Holders under this Section 2.9 shall survive the completion of any offering of Registrable Securities in a registration statement, regardless of the expiration of any statutes of limitation or extensions of such statutes. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

2.10	Termination of the Company’s Obligations. The Company shall have no obligations pursuant to Sections 2.3, 2.4 and 2.5 with respect to any Registrable Securities proposed to be sold by a Holder in a registration pursuant to Section 2.3, 2.4 or 2.5 if, in the reasonable opinion of counsel to the Company, all Registrable Securities may then be sold without registration pursuant to Rule 144 promulgated under the Securities Act and the Company has taken all actions to enable each Holder to sell its Registrable Securities as provided in Section 2.15. In any event, the rights under Sections 2.3, 2.4 and 2.5 shall terminate five (5) years after a Qualified Public Offering.

2.11	No Registration Rights to Third Parties. Without the prior written consent of the holders of a majority of the Registrable Securities held by the Investors, the Company shall not grant, or cause or permit to be created, for the benefit of any person or entity any registration rights of any kind (whether similar to the demand, “piggyback” or Form F-3 registration rights described in this Section 2, or otherwise) relating to any securities of the Company.

2.12

Lockup. Except with respect to Registrable Securities permitted to be registered in the Qualified Public Offering, each Holder agrees that, upon request by the underwriters managing the Qualified Public Offering of the Company’s securities, each Holder will enter into a customary lockup agreement with the underwriters under which such Holder (individually the “Lockup Shareholder”, and collectively, the “Lockup Shareholders”) shall agree, without the prior written consent of such underwriters, not to sell or otherwise transfer or dispose of any Ordinary Shares, Preferred Shares or Conversion Shares (other than those permitted to be included in the registration and other transfers to Affiliates permitted by law) for a period of time specified by such underwriters no greater than 180 days from the effective date of the registration statement covering such Qualified Public Offering or the pricing date of such offering as may be requested by the underwriters (whichever is later), provided that each of the other Shareholders holding at least one percent (1%) of the outstanding share capital of the Company signs a substantially identical lockup agreement and agrees to the same terms and conditions described in this Section 2.12. Notwithstanding the foregoing, (a) each Lockup Shareholder shall be released from the lockup to the extent that any other Lockup Shareholders or any other Shareholders are released; and (b) each Lockup Shareholder may engage in private transfers of the securities to Affiliates, provided that such Affiliates enter into the same lockup agreement with such underwriters or agree in writing to be bound by the lockup agreements signed between the Lockup Shareholders and the underwriters. The foregoing provision of this Section 2.12 shall not apply to the sale of any securities of the Company to an underwriter pursuant to any underwriting agreement. The Company shall require all future acquirers of the Company’s securities to execute prior to a Qualified Public Offering a lockup agreement containing substantially similar provisions as those contained in this Section 2.12.

2.13	Additional Lockup. Without prejudice to Section 2.12 above, Zheng Nanyan agrees that, so long as the Investors hold more than five percent (5%) of voting securities of the Company in aggregate (on an as-converted basis) immediately after the closing of the Company’s initial public offering and so long as he has not been removed by the Board as the chief executive officer of the Company, he will not directly or indirectly Transfer, or permit the Transfer of, more than (a) fifteen percent (15%) of securities of the Company directly or indirectly held or beneficially owned by him, his Immediate Family or their controlled Affiliates (excluding the Group Companies) immediately after the closing of such initial public offering during the period commencing from the closing of such initial public offering and ending on the date which is one (1) year following the end of lockup period promulgated under the applicable laws or rules of the relevant stock exchanges or inter-dealer quotation systems or required by the underwriters of the initial public offering; and (b) twenty percent (20%) of securities of the Company directly or indirectly held or beneficially owned by him, his Immediate Family or their Affiliates immediately after the closing of such initial public offering during the period of one (1) year following the end of lockup period specified in Section 2.13(a).

2.14	Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration or pursuant to a registration on Form F-3, after such time as a public market exists for the Ordinary Shares, the Company agrees to:

(a)	Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b)	File with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(c)	So long as a Holder owns any Registrable Securities, to furnish to such Holder forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the Company’s initial public offering), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or its qualification as a registrant whose securities may be resold pursuant to Form F-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to Form F-3.

2.15	Re-sale Rights. The Company shall at its own cost use its commercially reasonable best efforts to assist each Holder in the sale or disposition of its Registrable Securities, including without limitation (a) the prompt delivery of applicable instruction letters to the Company’s transfer agent to remove legends from the Holder’s share certificates, (b) causing the prompt delivery of appropriate legal opinions from the Company’s counsels in forms reasonably satisfactory to the Holder’s counsel, (c) if the Company has depository receipts listed or traded on any exchange or inter-dealer quotation system, (i) the prompt delivery of instruction letters to the Company’s share registrar and depository agent to convert the Holder’s securities into depository receipts or similar instruments to be deposited in the Holder’s brokerage account(s), and (ii) the prompt payment of all costs and fees related to such depositary facility, including conversion fees and maintenance fees for Registrable Securities held by the Holders. The Company acknowledges that time is of the essence with respect to its obligations under this Section 2.15, and that any delay will cause the Holders irreparable harm and constitutes a material breach of its obligations under this Agreement.

3.	PREEMPTIVE RIGHT TO NEW SHARES.

3.1

Preemptive Right. Subject to the terms and conditions specified in this Agreement, the Company hereby grants to each Series A Shareholder and Series C Shareholder a preemptive right with respect to future issues by the Company of any shares of, or securities convertible into or exchangeable or exercisable for any shares of, any class of the Company’s share capital (the “New Shares”), unless waived in writing by the Major Series A Shareholder and the Major Series C Shareholder. If the Company proposes to offer any New Shares, it shall first offer such New Shares to each Series A Shareholder and Series C Shareholder in accordance with the following provisions:

(a)	The Company shall deliver a notice to the Series A Shareholders and Series C Shareholders stating (i) its bona fide intention to offer New Shares, (ii) the number of such New Shares to be offered, and (iii) the price and terms upon which it proposes to offer such New Shares.

(b)	Within twenty (20) Business Days after receipt of the Company’s notice, each Series A Shareholder and Series C Shareholder may by written notification to the Company elect to subscribe for, at the price and on the terms specified in the Company’s notice, up to such portion of the New Shares that equals the proportion that (i) the number of Ordinary Shares (including Preferred Shares on an as-converted basis) then held by such Series A Shareholder or Series C Shareholder, as applicable, bears to (ii) the total number of Ordinary Shares (including Preferred Shares on an as-converted basis) then held by all Series A Shareholders and Series C Shareholders.

(c)	If any Series A Shareholder or Series C Shareholder fails to exercise its preemptive right to purchase its full portion of the New Shares pursuant to clause (b) above (each, a “Non-Full Exercising Holder”), the Company shall, within five (5) Business Days after the expiration of the twenty (20) Business Day period described in clause (b) above, deliver written notice specifying the aggregate number of unpurchased New Shares that were eligible for purchase by all Non-Full Exercising Holders (the “Remaining Shares”) to each Series A Shareholder and Series C Shareholder that exercised its right to purchase its full portion of the New Shares pursuant to clause (b) above (each, a “Full Exercising Holder”). Each Full Exercising Holder shall have a right of overallotment, and may exercise an additional right to purchase some or all of the Remaining Shares by notifying the Company in writing within five (5) Business Days after receipt of the notice by the Company pursuant to the prior sentence; provided, however, that if the Full Exercising Holders desire to purchase in aggregate more than the number of the Remaining Shares, then the Remaining Shares will be allocated to the extent necessary among the Full Exercising Holders in accordance with their relative portion of the New Shares they may elect to subscribe for pursuant to clause (b) above.

3.2

Failure to Exercise. If all New Shares that the Series A Shareholders and Series C Shareholders are entitled to subscribe pursuant to Section 3.1 are not elected to be subscribed for as provided in Section 3.1 hereof, the Company may, during the sixty (60) day period following the expiration of the period provided in Section 3.1 hereof, offer the remaining unsubscribed New Shares to any person or persons at a price not less than and upon terms no more favorable to the offeree or offerees thereof than those specified in the notice given pursuant to Section 3.1. If the Company does not enter into an agreement for the subscription of the New Shares within such period, or if such agreement is not consummated within sixty (60) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Shares shall not be offered unless first re-offered to the Series A Shareholders and Series C Shareholders in accordance herewith.

3.3	New Shares. For purposes of this Section 3, “New Shares” shall not include, and therefore the preemptive right shall not be applicable to the issuance of, any of the following securities:

(a)	Conversion Shares and Ordinary Shares issued upon exercise of the Warrants;

(b)	not more than 6,497,727 Ordinary Shares (as adjusted for any share dividends, combinations, splits, recapitalization and including any such shares which are repurchased) issuable or issued to Employees pursuant to options, warrants or other rights issued under the Share Option Plan;

(c)	shares issued as a dividend or distribution on the Preferred Shares, or in connection with any share split, share dividend, recapitalization or any event for which adjustment is made pursuant to Articles 18(F) and 18(G) of the Memorandum and Articles;

(d)	Equity Securities issued to lenders, lessors, financial institutions or strategic partners in connection with debt financings, equipment leasing or real property leasing transaction, strategic partnership or similar transactions approved by the Board and the Major Series A Shareholder and the Major Series C Shareholder; and

(e)	Ordinary Shares issued in a Qualified Public Offering.

3.4	Exemptions. Notwithstanding the foregoing, the Company shall not be required to offer or sell such New Shares to any offeree or purchaser pursuant to this Section who would cause the Company or such transaction to be in violation of applicable securities laws by virtue of such offer or sale or who is not an “accredited investor” within the meaning of Commission Rule 501 of Regulation D, as then in effect.

3.5	Termination. The preemptive right for each Series A Shareholder and Series C Shareholder under this Section 3.1 shall terminate upon a Qualified Public Offering.

4.	TRANSFER RESTRICTIONS.

4.1

Restrictions on Transfer by Certain Ordinary Shareholders. Subject to Section 4.12, within two (2) years after the Series C Original Issue Date, unless an Ordinary Shareholder (other than the Series A Shareholders and Series C Shareholders) has obtained the prior written consent of the Major Series A Shareholder and the Major Series C Shareholder, such Ordinary Shareholder shall not, directly or indirectly, sell, transfer, pledge, charge, mortgage or otherwise dispose of or permit the sale, transfer, pledge, charge, mortgage or other disposition of (each disposition referenced in this Section 4, whether voluntary or involuntary (including without limitation pursuant to a divorce, legal separation, bankruptcy or insolvency) unless such disposition is ordered or compelled by a court or an administrative authority of competent jurisdiction, or required by applicable laws, a “Transfer”, including transfer of economic interest by swap or similar transactions) any Equity Securities held by such Ordinary Shareholder. Any voluntary Transfer of Equity Securities by a Founder who is an individual holding any Ordinary Share to such Founder’s Immediate Family (as defined below) or to a trust for the exclusive benefit of such Founder or such Founder’s Immediate Family (such a Transfer, a “Permitted Transfer”) shall be exempt from the provision of this Section 4; provided, further, that each such transferee or other recipient executes a counterpart copy of this Agreement and becomes bound by the same restrictions as are applicable to such Founder with respect to such transferred Ordinary Shares (to the extent not already so bound). As used herein, the term “Immediate Family” will mean Founder’s spouse, and the lineal descendant or antecedent, of such Founder or such Founder’s spouse. Each Ordinary Shareholder (if applicable) shall also procure that restrictions set forth in this Section 4 shall not be avoided by the direct or indirect Transfer of any shares (or other interest) in such Ordinary Shareholder or of any other entity having control over such Ordinary Shareholder. Notwithstanding the foregoing, (i) any Transfer of Equity Securities made pursuant to Section 4.3(c) or 4.5 shall not be subject to this Section 4.1 and (ii) any Transfer of Series B Shares by Mr. He or Prototal shall be exempt from the provision of this Section 4.1 (but, for the avoidance of doubt, not the other provisions of this Section 4) after the first anniversary of the Series C Original Issue Date, provided that the transferee shall execute a counterpart copy of this Agreement and becomes bound by the same restrictions as are applicable to the transferor.

4.2	Restrictions on Transfer by Series A Shareholders and Series C Shareholders. Subject to Section 4.12, within one (1) year after the Series C Original Issue Date, without the prior written consent of Ordinary Shareholders holding at least a majority of the Ordinary Shares then in issue, no Series A Shareholder or Series C Shareholder shall Transfer any Equity Securities held by it, other than pursuant to a Qualified Public Offering or a Qualified Sale. Any Transfer by such Series A Shareholder or Series C Shareholder of such Equity Securities to any of its Affiliates or to the investors and participants in a investment fund Affiliate at the dissolution of such fund shall be exempt from the provision of this Section 4 so long as such transferee executes a counterpart copy of this Agreement and becomes bound by the same restrictions as are applicable to the transferor with respect to such transferred Equity Securities (to the extent not already so bound). Each Series A Shareholder and Series C Shareholder shall also procure that restrictions set forth in this Section 4 shall not be avoided by the direct or indirect Transfer of any shares (or other interest) in such Series A Shareholder or Series C Shareholder, as applicable, or of any other entity having control over such Series A Shareholder or Series C Shareholder, as applicable.

4.3	Right of First Refusal and Right of Co-sale.

(a)	Transfer Notice. Subject to the limitations imposed on Ordinary Shareholders as provided in Section 4.1, if at any time (i) any Ordinary Shareholder (a “Selling Shareholder”) proposes to Transfer such Ordinary Shareholder’s Equity Securities, in whole or in part, to one or more third parties (other than a Permitted Transfer) or (ii) any Equity Securities held by the Selling Shareholder are Transferred involuntarily pursuant to divorce, legal separation, bankruptcy or other proceedings, death or any other involuntary Transfer, then such Selling Shareholder (or his or her executor or trustee) shall give each other Shareholder a written notice of the intention to make such Transfer (the “Transfer Notice”). Such Transfer Notice shall include (A) a description of the Equity Securities to be Transferred (the “Offered Shares”), (B) the identity of the prospective transferee(s), and (C) the consideration and the material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall certify that such Selling Shareholder has received a firm offer from the prospective transferee(s) respectively and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer.

(b)	Right of First Refusal.

(i)	Each Series A Shareholder and Series C Shareholder shall have the right of first refusal, exercisable upon giving written notice to the Selling Shareholder (the “Purchase Notice”) within thirty (30) days after its receipt of the Transfer Notice, to purchase all or some of its pro rata share (as set forth in clause (ii) below) of the Offered Shares on the same terms and conditions as set forth in the Transfer Notice, subject to Section 4.3(b)(ii). The Purchase Notice shall state whether the Series A Shareholder or Series C Shareholder, as applicable, desires to purchase some or all of its pro rata share of the Offered Shares and the number of securities to be purchased.

(ii)	Each Series A Shareholder’s and Series C Shareholder’s pro rata share of the Offered Shares shall be equal to a fraction, the numerator of which is the number of Ordinary Shares (including Preferred Shares on an as-converted basis) held by such Series A Shareholder or Series C Shareholder, as applicable, and the denominator of which is the total number of Ordinary Shares (including Preferred Shares on an as-converted basis) held by all Series A Shareholders and Series C Shareholders calculated immediately prior to the time of the purchase hereunder from the Selling Shareholder.

(iii)

If any Series A Shareholder or Series C Shareholder fails to exercise the right of first refusal to purchase its pro rata share of the Offered Shares in full pursuant to clause (i) above (each, a “Non-Full Purchasing

Holder”), the Selling Shareholder shall, within five (5) Business Days after the expiration of the thirty (30) day period described in clause (i) above, deliver written notice specifying the aggregate number of unpurchased Offered Shares that were eligible for purchase by all Non-Full Purchasing Holders (the “Remaining Offered Shares”) to each Series A Shareholder and Series C Shareholder that exercised the right to purchase its pro rata portion of the Offered Shares in full pursuant to clause (i) above (each, a “Full Purchasing Holder”). Each Full Purchasing Holder may exercise an additional right to purchase some or all of the Remaining Offered Shares by notifying the Selling Shareholder in writing within five (5) Business Days after receipt of the notice from the Selling Shareholder pursuant to the prior sentence; provided, however, that if the Full Purchasing Holders desire to purchase in aggregate more than the number of the Remaining Shares, then the Remaining Shares will be allocated to the extent necessary among the Full Purchasing Holders in accordance with their relative pro rata portion of the Offered Shares they may elect to purchase as set forth in clause (ii) above.

(iv)	In the event that the Transfer in question is an involuntary Transfer (including a Transfer incident to divorce, legal separation or bankruptcy but excluding any Transfer which is ordered or compelled by a court or an administrative authority of competent jurisdiction, or required by applicable laws), the price per share shall be the greater of (A) the original purchase price or conversion price paid by the Selling Shareholder for such Offered Shares (appropriately adjusted for share splits, share dividends, combinations and the like) and (B) the fair market value of such Offered Shares, which shall be a price set by the Board, including the Series A Director and Series C Director, if applicable, that will reflect the current value of the Offered Shares in terms of present earnings and future prospects of the Company, determined within thirty (30) days after receipt by Series A Shareholders and Series C Shareholders of the Transfer Notice. In the event that the Selling Shareholder or his or her executor or trustee disagrees with such valuation as determined by the Board, including the Series A Director and Series C Director, if applicable, the Selling Shareholder or his or her executor or trustee shall be entitled to have the valuation determined by an independent appraiser of recognized standing to be mutually agreed upon by the Purchasing Holders and the Selling Shareholder or his or her executor, the fees of which appraiser shall be borne equally by the Purchasing Holders and the Selling Shareholder or his or her estate.

(v)	In the event the consideration for the Offered Shares specified in a Transfer Notice is payable in property other than cash and the Selling Shareholder and the Series A Shareholders and Series C Shareholders who wish to purchase the Offered Shares (acting together) cannot agree on the cash value of such property within ten (10) days after such Series A Shareholders’ and Series C Shareholders’ receipt of the Transfer Notice, the value of such property shall be determined by an appraiser of recognized standing selected jointly by the Selling Shareholder, on the one hand, and a majority-in-interest of such Series A Shareholders and Series C Shareholders (voting together on an as-converted basis), on the other hand. If they cannot agree on an appraiser within twenty (20) days after receipt of the Transfer Notice by the Series A Shareholders and Series C Shareholders, within a further five (5) day period, the Selling Shareholder, on the one hand, and a majority-in-interest of such Series A Shareholders and Series C Shareholders (voting together on an as-converted basis), on the other hand, shall each select an appraiser of recognized standing and the two (2) appraisers shall designate a third appraiser of recognized standing to determine the value of such property. The value of such property shall be determined by the appraiser selected pursuant to this Section 4.3(b)(v) within one (1) month from its appointment, and such determination shall be final and binding on the Selling Shareholder and such Series A Shareholders and Series C Shareholders. The cost of such appraisal shall be shared equally by the Selling Shareholder, on the one hand, and such Series A Shareholders and Series C Shareholders, on the other hand (each Series A Shareholder and Series C Shareholder shall pay its pro rata portion of such costs based on the number of Offered Shares acquired by such Series A Shareholder or Series C Shareholder, as applicable). If the thirty (30) day period as specified in Section 4.3(b)(i) has expired but for the determination of the value of the consideration for the Offered Shares offered by the Selling Shareholder, then such thirty (30) day period shall be extended to the fifteenth (15) Business Day after such valuation shall have been determined to be final and binding pursuant to this Section 4.3(b)(v).

(c)	Right of Co-Sale.

(i)

Following the expiration of the right of first refusal and purchase rights described in Section 4.3(b), if the Series A Shareholders and the Series C Shareholders do not exercise their right of first refusal to purchase in aggregate all, but not less than all, of the Offered Shares, the Selling Shareholder shall, within five (5) Business Days after the expiration of the five (5) Business Day period described in the second sentence in Section 4.3(b)(iii), deliver a written notice to each other Shareholder. Each other Shareholder shall have the right to participate in the sale of any Offered Shares on the same terms and conditions as specified in the Transfer Notice, exercisable upon giving written notice to the Selling Shareholder within five (5) Business Days after receipt of such written notice from the Selling Shareholder; provided, however, that no Shareholders shall be entitled under this Section 4.3(c) to participate in Transfers of Equity Securities by a Selling Shareholder incident to divorce, legal separation, bankruptcy or other proceedings, or death or in any other involuntary Transfers of Equity Securities by a Selling Shareholder. A Shareholder exercising such right of co-sale in accordance with this Section 4.3(c) is referred to herein as a “Co-Sale Participant”.

(ii)	Each Co-Sale Participant may sell all or any part of that number of Ordinary Shares or Preferred Shares that may convert into such number of Ordinary Shares equal to the product obtained by multiplying (A) the number of the Offered Shares if the Offered Shares are Ordinary Shares or the number of Ordinary Shares issuable upon conversion of the Offered Shares if the Offered Shares are not Ordinary Shares, by (B) a fraction, the numerator of which shall be the number of Ordinary Shares (including Preferred Shares on an as-converted basis) held by such Co-Sale Participant and the denominator of which shall be the number of Ordinary Shares (including Preferred Shares on an as-converted basis) held by all Co-Sale Participants and the Selling Shareholder, calculated immediately prior to the time of the Transfer. To the extent one or more Co-Sale Participants participate in the sale of Offered Shares, the number of Offered Shares that the Selling Shareholder may sell shall be correspondingly reduced. It is agreed and acknowledged that the Offered Shares to be sold by the Selling Shareholder and the Co-Sale Participants shall be proportionately reduced to the extent that the Warrantholders exercise their tag-along right pursuant to the Warrant Agreement and the purchaser does not gross up the aggregate number of shares so as to separately purchase such additional shares from the Warrantholders.

(d)	Transferred Shares. Each Co-Sale Participant shall effect its participation in the sale by promptly delivering to the Selling Shareholder for Transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent:

(i)	the number of Ordinary Shares which such Co-Sale Participant elects to sell; or

(ii)

that number of Preferred Shares which such Co-Sale Participant elects to sell; provided, however, that if the prospective third-party purchaser objects to the delivery of Preferred Shares in lieu of Ordinary

Shares, such Co-Sale Participant intending to sell Preferred Shares shall first convert such Preferred Shares into Ordinary Shares and deliver Ordinary Shares as provided in this Section 4.3(d). The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser and contingent upon such Transfer.

(e)	Payment. The share certificate or certificates that the Co-Sale Participant delivers to such Selling Shareholder pursuant to Section 4.3(d) shall be transferred to the prospective purchaser in consummation of the sale of the Offered Shares to the terms and conditions specified in the Transfer Notice, and such Selling Shareholder shall concurrently therewith remit to such Co-Sale Participant that portion of the sale proceeds to which such Co-Sale Participant is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase shares or other securities from a Co-Sale Participant exercising its rights of co-sale hereunder, such Selling Shareholder shall not sell to such prospective purchaser or purchasers any Equity Securities unless and until, simultaneously with such sale, such Selling Shareholder shall purchase such shares or other securities from such Co-Sale Participant for the same consideration and on the same terms and conditions as the proposed Transfer described in the Transfer Notice.

4.4	Non-Exercise of Rights. Notwithstanding anything to the contrary in Section 4.3(b), if the Shareholders have not exercised their rights under Section 4.3(b) to purchase all, but not less than all, of the Offered Shares, then such Shareholders shall be deemed to have forfeited any right to purchase the Offered Shares and the Selling Shareholder shall have a period of sixty (60) days from the expiration of such rights in which to sell all of the Offered Shares, at the terms and conditions (including the purchase price) specified in the Transfer Notice, to the third-party transferee(s) identified in the Transfer Notice. The third-party transferee(s) shall, as a condition to the effectiveness of Transfer of the Offered Shares, furnish the Company and the Selling Shareholder with a written agreement to be bound by and comply with this Agreement, including without limitation all provisions of this Section 4, as if such transferee(s) were a Selling Shareholder hereunder, as well as the terms of the agreement pursuant to which such Offered Shares were issued. In the event a Selling Shareholder does not consummate the sale or disposition of the Offered Shares within the sixty (60) day period from the expiration of these rights, each Shareholder’s rights under Section 4.3 shall continue to be applicable to any subsequent disposition by any Selling Shareholder. Furthermore, the exercise or non-exercise by a Series A Shareholder or Series C Shareholder to purchase Offered Shares by such Selling Shareholder shall not adversely affect such Series A Shareholder’s or Series C Shareholder’s right to make subsequent purchases from any Selling Shareholder. Any proposed Transfer on terms and conditions different than those described in the Transfer Notice, as well as any subsequent proposed Transfer of any of the Offered Shares by a Selling Shareholder shall again be subject to the right of first refusal and co-sale right of the Shareholders and shall require compliance by the relevant Selling Shareholder with the procedures described in this Section 4.

4.5	Right of Co-Sale of Other Shareholders.

(a)	Series A/C Transfer Notice. Subject to limitations imposed on Series A Shareholders and Series C Shareholders as provided in Section 4.2 and other than a Transfer by a Series A Shareholder or Series C Shareholder pursuant to Section 4.3(c), if at any time any Series A Shareholder or Series C Shareholder (a “Series A/C Selling Shareholder”) proposes to Transfer its Equity Securities, in whole or in part, to one or more third parties (other than its Affiliates), then such Series A/C Selling Shareholder shall give each other Shareholder a written notice of the intention to make such Transfer (the “Series A/C Transfer Notice”). Such Series A/C Transfer Notice shall include (i) a description of the Equity Securities to be Transferred (the “Series A/C Offered Shares”), (ii) the identity of the prospective transferee(s), and (iii) the consideration and the material terms and conditions upon which the proposed Transfer is to be made. The Series A/C Transfer Notice shall certify that such Series A/C Selling Shareholder has received a firm offer from the prospective transferee(s) respectively and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Series A/C Transfer Notice. The Series A/C Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer.

(b)	Right of Co-Sale of Other Shareholders.

(i)	Each other Shareholder shall have the right of co-sale, exercisable upon giving written notice to the Series A/C Selling Shareholder (the “Series A/C Co-Sale Notice”) within thirty (30) days after its receipt of the Series A/C Transfer Notice. The Series A/C Co-Sale Notice shall state whether the Shareholder wishes to sell a portion of the securities held by such Shareholder pursuant to this Section 4.5(b) (such other Shareholder, a “Series A/C Co-Sale Participant”) and the number of securities to be sold (subject to Section 4.5(b)(iii)).

(ii)	Each Series A/C Co-Sale Participant shall have the right to participate in the sale of any Series A/C Offered Shares on the same terms and conditions as specified in the Series A/C Transfer Notice; provided, however, that no such other Shareholders shall be entitled under this Section 4.5(b) to participate in Transfers of Equity Securities by a Series A/C Selling Shareholder incident to divorce, legal separation, bankruptcy or other proceedings, or death or in any other involuntary Transfers of Equity Securities by a Series A/C Selling Shareholder.

(iii)	Each Series A/C Co-Sale Participant may sell all or any part of that number of Ordinary Shares or Preferred Shares that may convert into such number of Ordinary Shares equal to the product obtained by multiplying (A) the number of Ordinary Shares issuable upon conversion of the Series A/C Offered Shares by (B) a fraction, the numerator of which shall be the number of Ordinary Shares (including Preferred Shares on an as-converted basis) held by such Series A/C Co-Sale Participant and the denominator of which shall be the number of Ordinary Shares (including Preferred Shares on an as-converted basis) held by all Series A/C Co-Sale Participants and the Series A/C Selling Shareholder, calculated immediately prior to the time of the Transfer. Notwithstanding the foregoing sentence, to the extent one or more Series A/C Co-Sale Participants participate in the sale of Series A/C Offered Shares, the number of Series A/C Offered Shares that the Series A/C Selling Shareholder may sell shall be correspondingly reduced; provided that in any case the number of Series A/C Offered Shares that the Series A/C Selling Shareholder may sell shall not be less than 50% of the number of Series A/C Offered Shares initially proposed to be Transferred by the Series A/C Selling Shareholder in the Series A/C Transfer Notice and the number of Ordinary Shares or Preferred Shares that may convert into Ordinary Shares that may be sold by the Series A/C Co-Sale Participants shall be correspondingly reduced. It is agreed and acknowledged that the Series A/C Offered Shares to be sold by the Series A/C Selling Shareholder and the Series A/C Co-Sale Participants shall be proportionately reduced to the extent that the Warrantholders exercise their tag-along right pursuant to Section 12 of the Warrant Agreement and the purchaser does not gross up the aggregate number of shares so as to separately purchase such additional shares from the Warrantholders.

(c)	Transferred Shares. Each Series A/C Co-Sale Participant shall effect its participation in the sale by promptly delivering to the Series A/C Selling Shareholder for Transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent the series and number of Ordinary Shares or Preferred Shares which such Series A/C Co-Sale Participant elects to sell.

(d)

Payment. The shares that the Series A/C Co-Sale Participant delivers to such Series A/C Selling Shareholder pursuant to Section 4.5(c) shall be transferred to the prospective purchaser in consummation of the sale of the Series A/C Offered Shares to the terms and conditions specified in the Series A/C Transfer Notice, and such Series A/C Selling Shareholder shall concurrently therewith remit to such Series A/C Co-Sale Participant that portion of the sale proceeds to which such Series A/C Co-Sale Participant is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase shares or other securities from a Series A/C Co-Sale Participant exercising its rights of co-sale hereunder, such Series A/C Selling Shareholder shall not sell to such prospective purchaser or purchasers any Equity Securities unless and until, simultaneously with such sale, such Series A/C Selling Shareholder shall purchase such shares or other securities from such Series A/C Co-Sale Participant for the same consideration and on the same terms and conditions as the proposed Transfer described in the Series A/C Transfer Notice.

4.6	Limitations.

The provisions of Sections 4.1, 4.2, 4.3, 4.5, 4.7 and 4.13 of this Agreement shall not apply to:

(a)	Any repurchase of Equity Securities by the Company pursuant to the terms of Options issued under the Share Option Plan;

(b)	Any Transfer or Transfers made pursuant to Section 4.8 or Section 4.9 hereof or Articles 12(H) and 12(I) of the Memorandum and Articles; and

(c)	Any Transfer or Transfers made pursuant to the Security Documents (as defined in the Indenture).

4.7	Prohibited Transfers.

(a)	In the event a Selling Shareholder should sell any Offered Shares in contravention of the purchase or co-sale rights of a Series A Shareholder or Series C Shareholder under Section 4.3 or a Series A/C Selling Shareholder should sell any Series A/C Offered Shares in contravention of the co-sale rights of other Shareholders under Section 4.5, as the case may be (each, a “Prohibited Transfer”), (i) the Company agrees that it shall not update the Company’s register of members to reflect such Prohibited Transfer, (ii) the applicable Shareholders having the co-sale rights under Section 4.3 or Section 4.5, as applicable, in addition to such other remedies as may be available at law, in equity or hereunder, shall have the put option provided below and the Selling Shareholder or Series A/C Selling Shareholder, as applicable, shall be bound by the applicable provisions of such option.

(b)	In the event of a Prohibited Transfer, each applicable Shareholder shall have the right to sell to such Selling Shareholder or Series A/C Selling Shareholder, as applicable, the type and number of Ordinary Shares or Preferred Shares equal to the number of shares such Selling Shareholder or Series A/C Selling Shareholder, as applicable, would have been entitled to Transfer to the third-party transferee(s) under Section 4.3 or 4.5 hereof had the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof. Such sale shall be made on the following terms and conditions:

(i)	The price per share at which the shares are to be sold to such Selling Shareholder or Series A/C Selling Shareholder, as applicable, shall be equal to the price per share paid by the third-party transferee(s) to such Selling Shareholder or Series A/C Selling Shareholder, as applicable, in the Prohibited Transfer. The Selling Shareholder or Series A/C Selling Shareholder, as applicable, shall also reimburse each applicable Shareholder for any and all fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of such Shareholder’s rights under this Section 4.

(ii)	Within ninety (90) days after the later of the dates on which such Shareholder (A) received notice of the Prohibited Transfer, or (B) otherwise became aware of the Prohibited Transfer, such Shareholder shall, if exercising the option created hereby, deliver to such Selling Shareholder or Series A/C Selling Shareholder, as applicable, the certificate or certificates representing shares to be sold, each certificate to be properly endorsed for transfer.

(iii)	The Selling Shareholder or Series A/C Selling Shareholder, as applicable, shall, upon receipt of the certificate or certificates for the shares to be sold by such Shareholder, pursuant to this Section 4.7, pay the aggregate purchase price therefor and the amount of reimbursable fees and expenses, as specified in Section 4.7(b)(i), in cash or by other means acceptable to such Shareholder.

(c)	Notwithstanding the foregoing, any attempt by a Selling Shareholder or Series A/C Selling Shareholder to Transfer Offered Shares or Series A/C Offered Shares in violation of this Section 4 hereof shall be void and the Company agrees it will not effect such a Transfer nor will it treat any alleged transferee(s) as the holder of such shares without the written consent of Ordinary Shareholders holding a majority of the Ordinary Shares then in issue, the Major Series A Shareholder and the Major Series C Shareholder.

4.8	Drag-Along Rights for Qualified Sale.

(a)

If at any time (i) Series A Shareholders holding at least a majority of the then outstanding Series A Shares; (ii) Series C Shareholders holding at least a majority of the then outstanding Series C Shares; or (iii) Founders holding more than twenty percent (20%) of voting securities of the Company (on a fully-diluted basis) (such holders in (i), (ii) or (iii) above, the “Dragging Holders” for purpose of this Section 4.8) approve an offer to directly or indirectly purchase all of the equity interest in or all or substantially all of the assets of all of the Group Companies, or the business conducted by them, from an unaffiliated third party for a consideration of at least the Threshold Valuation (as defined below) in effect from time to time (a “Qualified Sale”), then all other

Shareholders (the “Dragged Holders” for purpose of this Section 4.8) will agree to, and will vote in favor of, such Qualified Sale and shall Transfer their shares or ownership interest in the Group Company or Group Companies involved in such Qualified Sale as required to effect the Qualified Sale. The Dragged Holders shall also use reasonable efforts to procure all other shareholders of the relevant Group Companies to vote in favor of such Qualified Sale and to Transfer their shares or ownership interest in the Group Company or Group Companies involved in such Qualified Sale as required to effect the Qualified Sale. Notwithstanding any provision to the contrary, the share transfer restrictions as provided in Sections 4.1, 4.2, 4.3, 4.5, and 4.9 and 4.13 of this Agreement shall not apply to any Transfers made pursuant to this Section 4.8. For the purpose of this Agreement, the “Threshold Valuation” means all of the then outstanding Equity Securities of the Company in the aggregate are valued at, on the date of completion of such sale of equity or assets, more than, (A) if such completion takes place within the first two (2) years after the Series C Original Issue Date, US$530 million (or an equivalent amount in another currency), and (B) if such completion takes place after the second anniversary of the Series C Original Issue Date, US$680 million (or an equivalent amount in another currency); provided that if after the Series C Original Issue Date, the Company shall allot and issue any Equity Securities, the Threshold Valuation shall be increased by the amount of proceeds received or receivable by the Company from such allotment and issuance. In the event of two or more competing offers approved by different Dragging Holders that each constitutes a Qualified Sale, the offer with the highest value shall be the Qualified Sale and those who first approved such offer shall be the Dragging Holders and the others Shareholders the Dragged Shareholders for purpose of this Section 4.8; provided that such offer contains substantially the same or more favorable (to the Company and the Shareholders) non-pricing terms and conditions as compared to the other competing offers.

(b)	Any such sale or disposition by the Dragged Holders shall be on the same terms and conditions, including, without limitation, as to the form of consideration, as the proposed Qualified Sale by the Dragging Holders. The Dragged Holders shall be required to make customary and usual representations and warranties in connection with the Qualified Sale, which shall be subject to customary time period and limited to a portion of the proceeds received by each Dragged Holder in the Qualified Sale, indemnify and hold harmless the third party purchasers against all obligations, cost, damages, expenses, losses, judgments, assessments, or other liabilities including, without limitation, any court costs, costs of preparation, reasonable attorney’s fees or expenses, or any accountant’s or expert witness’ fees arising out of, in connection with or related to any breach of any representation or warranty made by, or agreements, understandings or covenants of the Dragged Holders as the case may be, under the terms of the agreements relating to such Qualified Sale.

(c)	Prior to making any Qualified Sale in which the Dragging Holders wish to exercise their rights under this Section 4.8, the Dragging Holders shall provide the Company and the Dragged Holders with written notice (the “Qualified Sale Notice”) not less than thirty (30) Business Days prior to the proposed date of completion of the Qualified Sale (the “Qualified Sale Date”). The Qualified Sale Notice shall set forth: (i) the name and address of the third party purchasers; (ii) the proposed amount and form of consideration to be paid, and the terms and conditions of payment offered by each of the third party purchasers; (iii) the Qualified Sale Date; (iv) the number of shares held of record by the Dragging Holders on the date of the Qualified Sale Notice which form the subject to be Transferred, sold or otherwise disposed of by the Dragging Holders; (v) the number of shares of the Dragged Holders to be included in the Qualified Sale; and (vi) a representation that all of the material agreements and arrangements (which shall include all written agreements) in relation to the Qualified Sale and the relationship between any of the Dragging Holders and the proposed purchasers or their respective Affiliates or Immediate Family have been fully disclosed to the Company and the Dragged Holders and the Dragging Holders and their Affiliates and Immediate Family do not have any other material interest in the Qualified Sale other than as disclosed to the Company and the Dragged Holders.

(d)	On the Qualified Sale Date, the Dragged Holders shall each deliver or cause to be delivered a certificate or certificates evidencing its shares to be included in the Qualified Sale, duly endorsed for transfer with signatures guaranteed, to such third party purchasers in the manner and at the address indicated in the Qualified Sale Notice.

(e)	If the Dragged Holders receive the purchase price for their shares or such purchase price is made available to them as part of a Qualified Sale upon completion of the closing of the Qualified Sale, they shall for all purposes be deemed no longer to be a shareholder of the relevant Group Company (with the record books of the Group Company including, as appropriate, its register of members updated to reflect such status), shall have no voting rights, shall not be entitled to any dividends or other distributions with respect to any shares held by them, shall have no other rights or privileges as a shareholder of the Group Company and, in the event of liquidation of the Group Company, their rights with respect to any consideration they would have received if they had complied with this Section 4.8, if any, shall be subordinate to the rights of any equity holder. In addition, upon demand by the Dragging Holders and in addition to any other rights or remedies of the Dragging Holders granted herein or otherwise, the relevant Group Company shall stop any subsequent Transfer of any such shares held by the Dragged Holders.

(f)

The proceeds of a Qualified Sale, including those paid for the purchase of Equity Securities, shall be distributed among the Shareholders strictly according to Article 127 of the Memorandum and Articles. The Company and

each of the Shareholders shall require that the total proceeds from the Qualified Sale to the Shareholders be distributed in accordance therewith and shall take all other actions necessary to effect such distribution.

4.9	Drag-Along Rights for Unqualified Sale.

(a)	Subject to the provisions of this Section 4.9, if a Qualified Public Offering has not been consummated prior to the fifth anniversary of the Series C Original Issue Date, and if Series A Shareholders holding at least a majority of the then outstanding Series A Shares or Series C Shareholders holding at least a majority of the then outstanding Series C Shares (such Series A Shareholders or Series C Shareholders, the “Dragging Holders” for purpose of this Section 4.9) approve an offer to directly or indirectly purchase all of the equity interest in or all or substantially all of the assets of all of the Group Companies, or the business conducted by them, from an unaffiliated third party (such sale, an “Unqualified Sale”), then all other Shareholders (the “Dragged Holders” for purpose of this Section 4.9) will agree to, and will vote in favor of, such Unqualified Sale and shall Transfer their shares or ownership interest in the Group Company or Group Companies involved in such Unqualified Sale as required to effect the Unqualified Sale. The Dragged Holders shall also use reasonable efforts to procure all other shareholders of the relevant Group Companies to vote in favor of such Unqualified Sale and to Transfer their shares or ownership interest in the Group Company or Group Companies involved in such Unqualified Sale as required to effect the Unqualified Sale. Notwithstanding any provision to the contrary, the share transfer restrictions as provided in Sections 4.1, 4.2, 4.3, 4.5, 4.8 and 4.13 of this Agreement shall not apply to any Transfers made pursuant to this Section 4.9. In the event of two or more competing offers approved by different Dragging Holders that each constitutes an Unqualified Sale, the offer with the highest value shall be the Unqualified Sale and those who first approved such offer shall be the Dragging Holders and the others Shareholders the Dragged Shareholders for purpose of this Section 4.9; provided that such offer contains substantially the same or more favorable (to the Company and the Shareholders) non-pricing terms and conditions as compared to the other competing offers.

(b)

Any such sale or disposition by the Dragged Holders shall be on the same terms and conditions, including, without limitation, as to the form of consideration, as the proposed Unqualified Sale by the Dragging Holders. The Dragged Holders shall be required to make customary and usual representations and warranties in connection with the Unqualified Sale, which shall be subject to customary time period and limited to a portion of the proceeds received by each Dragged Holder in the Unqualified Sale, indemnify and hold harmless the Dragging Holders and the third party purchasers against all obligations, cost, damages, expenses, losses, judgments, assessments, or other liabilities, including, without limitation, any court costs, costs of preparation, reasonable attorney’s fees or expenses, or any accountant’s or expert witness’ fees arising out of, in connection with or related to any breach of any representation or warranty made by, or agreements, understandings or covenants of the Dragged Holders as the case may be, under the terms of the agreements relating to such Unqualified Sale.

(c)	Prior to making any Unqualified Sale in which the Dragging Holders wish to exercise their rights under this Section 4.9, the Dragging Holders shall provide the Company and the Dragged Holders with written notice (the “Unqualified Sale Notice”) not less than sixty (60) calendar days prior to the proposed date of completion of the Unqualified Sale (the “Unqualified Sale Date”). The Unqualified Sale Notice shall set forth: (i) the name and address of the third party purchasers; (ii) the proposed amount and form of consideration to be paid, and the terms and conditions of payment offered by each of the third party purchasers; (iii) the Unqualified Sale Date; (iv) the number of shares held of record by the Dragging Holders on the date of the Unqualified Sale Notice which form the subject to be Transferred, sold or otherwise disposed of by the Dragging Holders (the “Unqualified Sale Dragging Holders Shares”); (v) the number of shares of the Dragged Holders to be included in the Unqualified Sale; and (vi) a representation that all of the material agreements and arrangements (which shall include all written agreements) in relation to the Unqualified Sale and the relationship between any of the Dragging Holders and the proposed purchasers or their respective Affiliates or Immediate Family have been fully disclosed to the Company and the Dragged Holders and the Dragging Holders and their Affiliates and Immediate Family do not have any other material interest in the Unqualified Sale other than as disclosed to the Company and the Dragged Holders.

(d)	On the Unqualified Sale Date, the Dragged Holders shall each deliver or cause to be delivered a certificate or certificates evidencing its shares to be included in the Unqualified Sale, duly endorsed for transfer with signatures guaranteed, to such third party purchasers in the manner and at the address indicated in the Unqualified Sale Notice.

(e)

If the Dragged Holders receive the purchase price for their shares or such purchase price is made available to them as part of a Unqualified Sale upon completion of the closing of the Unqualified Sale, they shall for all purposes be deemed no longer to be a shareholder of the relevant Group Company (with the record books of the Group Company including, as appropriate, its register of members updated to reflect such status), shall have no voting rights, shall not be entitled to any dividends or other distributions with respect to any shares held by them, shall have no other rights or privileges as a shareholder of the Group Company and, in the event of liquidation of the Group Company, their rights with respect to any consideration they would have received if they had complied with this Section 4.9, if any, shall be subordinate to the rights of any equity holder. In addition, upon demand by the Dragging Holders and in addition to any other rights or remedies of the Dragging Holders granted herein or otherwise, the relevant Group Company shall stop any subsequent Transfer of any such shares held by the Dragged Holders.

(f)	The proceeds of an Unqualified Sale, including those paid for the purchase of Equity Securities, shall be distributed among the Shareholders strictly according to Article 127 of the Memorandum and Articles. The Company and each of the Shareholders shall instruct the purchasers in the Unqualified Sale to pay and distribute the total proceeds from the Unqualified Sale to the Shareholders in accordance therewith and shall take all other actions necessary to effect such distribution.

4.10	Right of First Refusal In Qualified Sale or Unqualified Sale. Notwithstanding any other provision herein to the contrary, in the event the applicable Dragging Holders exercise the drag-along rights provided in Section 4.8 or 4.9, the applicable Dragged Holders, individually or collectively, shall have a right of first refusal to purchase all of the Equity Securities held by such Dragging Holders by delivering written notice within thirty (30) Business Days following receipt of a Sale Notice or an Unqualified Sale Notice, as applicable, that they will purchase all, but not less than all, of the Equity Securities held by the Dragging Holders, at the same price as each Dragging Holder would have received for the sale of its Equity Securities in the Qualified Sale or the Unqualified Sale, as applicable, and the Dragging Holders shall sell such Equity Securities to such Dragged Holders, provided that the Dragging Holders in such sale will make no representations and warranties except those in relation to their ownership interests in their Equity Securities. Payment shall be made to each Dragging Holder via cashier’s check or wire transfer within twenty-five (25) calendar days of the Dragged Holder’s notification to the Dragging Holders of their agreement to purchase all of their Equity Securities. In the event the Dragged Holders delivers written notice to the Dragging Holders to purchase all of their Equity Securities, but fails to deliver the payment or complete the purchase within said twenty-five (25) calendar days, such Dragged Holders shall be liable to Dragging Holders for all damages relating to or arising from such failure.

4.11	Legend.

(a)	Each certificate representing the Equity Securities shall be endorsed with the following legend:

“THE SALE, PLEDGE, CHARGE, MORTGAGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN A AGREEMENT, A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

(b)	Each party hereto agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in Section 4.11(a) above to enforce the provisions of this Agreement. The legend shall be removed upon termination of the provisions of this Section 4.

4.12	Termination of Certain Provisions. Notwithstanding any other provision herein to the contrary, upon the earlier of (a) the date on which both a majority of Series A Shares and a majority of Series C Shares that are outstanding as of the Series C Original Issue Date are converted into Ordinary Shares; (b) the closing of a Qualified Public Offering; and (c) the closing of a Qualified Sale, Sections 4.1 and 4.2 shall cease to have any effect. Notwithstanding any other provision herein to the contrary, upon such time that the Collateral Agent (as defined in the Share Mortgages) shall enforce the Share Mortgages and transfer all of the Charged Property (as defined in the Share Mortgages) to a third party, Sections 4.1, 4.2, 4.3(b), 4.8, 4.9, 4.13 and 8 shall cease to have any effect.

4.13	No Transfer to Competitors. At all times before the closing of a Qualified Public Offering, none of the Shareholders shall Transfer any Equity Securities held by them to a bona fide third party that directly or indirectly controls, operates or owns an interest of more than 10% in a budget hotel chain of more than 50 budget hotels in the PRC competing with the hotel chain of the Group Companies in the PRC. Notwithstanding the foregoing, (A) any Transfer or sale under Sections 4.8 or 4.9 shall not be subject to this Section 4.13 and (B) if a Shareholder proposes to Transfer any Equity Securities to a third party, such Transfer shall not be subject to this Section 4.13 if this Agreement and the Memorandum and Articles are amended in connection with the Transfer so that the holder of such Equity Securities shall no longer to entitled to any rights under Sections 1 (other than information rights under Sections 1.1(a)(i) and 1.1(a)(iii)), 4 (other than co-sale rights under Sections 4.3(c) and 4.5), 7, 8 and 10 hereunder and under Articles 12 (other than co-sale rights under Articles 12(C)(c) and 12(E)), 19, 46 and 71 of the Memorandum and Articles.

4.14	Termination of Section 4. Notwithstanding any other provision herein to the contrary, upon the closing of a Qualified Public Offering, this Section 4 shall cease to have any effect.

5.	ASSIGNMENT AND AMENDMENT.

5.1

Assignment. Notwithstanding anything herein to the contrary, the rights of each Shareholder hereunder may be assigned (but only with all related obligations) to any transferee or assignee of such Shareholder only in connection with a Transfer of Equity Securities held by such Shareholder and only to the extent of such Transfer, provided, in each case, that: (a) the Company is, within a reasonable time after such Transfer or assignment, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to all the terms and conditions of this Agreement, and (c) such Transfer or assignment is permitted by and complies with the terms of this Agreement;

provided further, that the rights of Actis under Section 10 may not be assigned or transferred to any other party (other than an Affiliate of Actis) without the prior written consent of the Company in its sole discretion; provided further, that, the Collateral Agent (as defined in the Share Mortgages) and the transferees of Charged Property (as defined in the Share Mortgages) shall not be required to be bound by and subject to the terms and conditions of this Agreement upon enforcement of the Share Mortgages.

5.2	Amendment of Rights. Any term of this Agreement may be amended only with the written consent of the Company and all Investors. Any amendment or waiver effected in accordance with this Section 5.2 shall be binding upon the parties hereto and their respective assigns.

6.	CONFIDENTIALITY AND NON-DISCLOSURE.

6.1	Disclosure of Terms. The terms and conditions of this Agreement, the Series A Subscription Agreement, the Series B Subscription Agreement, the Series C Subscription Agreement and all exhibits and schedules attached to such agreements (collectively, the “Financing Terms”), including their existence, shall be considered confidential information and shall not be disclosed by any party hereto to any third party except in accordance with the provisions set forth below; provided that such confidential information shall not include any information that is in the public domain other than caused by the breach of the confidentiality obligations hereunder.

6.2	Press Releases, Etc. Any press release issued by the Group Companies shall not disclose any of the Financing Terms and the final form of such press release shall be approved in advance in writing by all of the Investors. No other announcement regarding any of the Financing Terms in a press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public may be made without the Investors’ prior written consent.

6.3	Permitted Disclosures. Notwithstanding the foregoing, any party may disclose any of the Financing Terms to its or its Affiliate’s current or bona fide prospective investors, lenders, partners or transferees, directors, employees, investment bankers, advisors, accountants and attorneys on a need-to-know basis, in each case only where such persons or entities are under appropriate nondisclosure obligations. Without limiting the generality of the foregoing, the Investors, the Series A Director and the Series C Director, if applicable, shall be entitled to disclose the Financing Terms and other information related to the Group Companies for the purposes of fund reporting or inter-fund reporting or to their Affiliates, fund manager, other funds managed by their fund manager and their respective current or bona fide prospective investors, lenders, partners or transferees, advisors, auditors, counsel, directors, officers, employees or shareholders, or as required by law, government authorities, exchanges and/or regulatory bodies, including the SEC (or the equivalent in other jurisdictions), or in connection with a legal proceeding.

6.4

Legally Compelled Disclosure. In the event that any party is requested or becomes legally compelled (including without limitation, pursuant to securities laws and regulations) to disclose the existence of this Agreement, the Series A

Subscription Agreement, the Series B Subscription Agreement, the Series C Subscription Agreement, any of the exhibits and schedules attached to such agreements, or any of the Financing Terms hereof in contravention of the provisions of this Section 6, such party (the “Disclosing Party”) shall, where practicable, provide the other parties (the “Non-Disclosing Parties”) with prompt written notice of that fact and use all reasonable efforts to seek (with the cooperation and reasonable efforts of the other parties) a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing Party shall furnish only that portion of the information which is legally required to be disclosed and shall exercise reasonable efforts to keep confidential such information to the extent reasonably requested by any Non-Disclosing Party.

6.5	Other Information. The provisions of this Section 6 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by any of the parties with respect to the transactions contemplated hereby.

6.6	Notices. All notices required under this Section 6 shall be made pursuant to Section 12.1 of this Agreement.

7.	PROTECTIVE PROVISIONS.

7.1	Acts of the Group Companies. In addition to such other limitations as may be provided in the Memorandum and Articles, before the closing of a Qualified Public Offering, the following acts of the Group Companies shall require the affirmative votes of at least the majority of the Board and the written approval of the Major Series A Shareholder and the Major Series C Shareholder (as long as there is a Major Series A Shareholder or a Major Series C Shareholder), provided that (A) if the approval by the majority of the Board includes the affirmative votes of the Series A Director (as long as there is a Series A Director on the Board) and Series C Director (as long as there is a Series C Director on the Board), and (B) (i) neither the Series A Director nor the Series C Director requests the Board for a reporting period of up to three (3) Business Day after the approval by the Board, or (ii) if the Series A Director or the Series C Director requests the Board for such a reporting period and the Major Series A Shareholder or the Major Series C Shareholder, as applicable, does not provide a written notice of disapproval to the Company prior to the expiration of such reporting period, the Major Series A Shareholder and the Major Series C Shareholder shall be deemed to have given such required approval; provided further that if any of the following act is required or appropriate for the consummation of a Qualified Public Offering, such act shall only require the affirmative votes of a majority of the Board, including the affirmative votes of the Series A Director (as long as there is a Series A Director on the Board):

(a)	any variation or amendment of the Memorandum and Articles or other constitutional documents of any Group Company;

(b)	any increase or decrease in the authorized share capital of any Group Company;

(c)	any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Preferred Shares;

(d)	the liquidation, dissolution, winding up, recapitalization, reorganization, or putting into bankruptcy of any Group Company;

(e)	any new issuance of any equity or debt securities of any Group Company, excluding any issuance excluded from the definition of New Shares;

(f)	any action to authorize, create or issue shares of any class or series of any Group Company having preferences superior to or on a parity with the Preferred Shares;

(g)	any action to reclassify any outstanding shares into shares having preferences or priority as to dividends or assets senior to or on a parity with the preference of the Preferred Shares;

(h)	any repurchase or redemption of any Equity Securities of the Company other than pursuant to contractual rights to repurchase Ordinary Shares from the Employees upon termination of their employment or services;

(i)	the declaration or payment of a dividend or other distribution on Ordinary Shares or Preferred Shares;

(j)	any acquisition, merger, consolidation, or joint venture or any other form of business combination with one or more other person, company or entity;

(k)	any purchase of equity securities of, any securities convertible into equity securities of, or any debt securities of, any other person, company or entity;

(l)	the extension or guarantee by any Group Company of any debt or financial obligation in excess of US$250,000 (or an equivalent amount in another currency) individually or in the aggregate during any fiscal year;

(m)	the sale, lease, transfer or other disposition of any Group Company’s material assets the value of which are in excess of US$1,000,000 (or an equivalent amount in another currency) individually or in the aggregate during any fiscal year unless such disposition is done pursuant to the then current Business Plan;

(n)	any formation of a subsidiary or an Affiliate of any Group Company;

(o)	any Group Company’s annual Business Plan or financial budget, or any material variance thereto;

(p)	any items of cash or capital expenditure in excess of US$1,000,000 (or an equivalent amount in another currency) individually or in the aggregate during any fiscal year, unless such expenditure is incurred pursuant to the then current Business Plan or financial budget or unless approved by the Board, including the Series A Director, if applicable, and Series C Director, if applicable;

(q)	any incurrence of debt or financial obligation in excess of US$1,000,000 (or an equivalent amount in another currency) individually or in the aggregate during any fiscal year, unless such is incurred pursuant to the then current Business Plan or financial budget or unless approved by the Board, including the Series A Director, if applicable, and Series C Director, if applicable;

(r)	any purchase or lease of any real estate properties if the value of such purchase or lease is in excess of US$1,000,000 (or an equivalent amount in another currency) unless such purchase or lease is done pursuant to the then current Business Plan;

(s)	any material expansion of business of any Group Company unless such change is made pursuant to the then current Business Plan or financial budget;

(t)	any transaction, involving any Group Company on one side and any of Group Company’s related or affiliated parties or Employees or shareholders or their Immediate Family or Affiliates on the other side, other than: (i) any employment or employment-related agreements, or (ii) any agreements between the Company and any of its subsidiaries so long as financials of such subsidiaries shall be consolidated into those of the Company, or (iii) other agreements entered into in the ordinary course of business and with arm-length terms under which it is likely to result in consideration to any Group Company, or imposing liability or contingent liability on any Group Company, in excess of US$50,000 (or an equivalent amount in another currency);

(u)	any change in the principal business activities of any Group Company;

(v)	the appointment and removal or change of material terms of employment (including the increase of fifteen percent (15%) or more in the total compensation in any 12-month period) of the five (5) most highly compensated Employees of any Group Company, including Chief Executive Officer, Chief Operating Officer and Chief Financial Officer or legal representative or any persons acting in the foregoing capacities and the Key Employees listed in the Series C Preferred Share Subscription Agreement;

(w)	change of auditors or any material change in the accounting methods or financial policies;

(x)	any change in the number of directors of the Company; any appointment and removal of any independent director of the Company;

(y)	the adoption or material amendment of the Share Option Plan or other similar scheme and the grant of awards thereunder; and

(z)	any other action or transaction which is out of ordinary course of business and is not contemplated in any Group Company’s Business Plan.

7.2	No Impairment. The Shareholders of the Company will not, by the amendment of the Memorandum and Articles or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under the Memorandum and Articles but will at all times in good faith assist in the carrying out of all the provisions of the Memorandum and Articles and in the taking of all such action as may be necessary or appropriate in order to protect the conversion and other rights of the Preferred Shareholders against impairment.

8.	BOARD OF DIRECTORS.

8.1	Number of Directors. The Company’s Memorandum and Articles shall provide that the Board shall consist of up to eleven (11) members, which number shall not be changed except pursuant to an amendment to the Memorandum and Articles. Except as set forth in this Section 8.1, the Company shall not grant any additional Board seats or Board observer rights without the prior written consent of each Major Shareholder.

8.2	Election of Directors. The Company shall take all action necessary to elect the following candidates as directors and the shareholders shall vote their shares in support of such election:

(a)	For as long as the Series A Shares are outstanding, the Major Series A Shareholder shall be entitled to designate one (1) member of the Board (the “Series A Director”) and remove such Series A Director, who shall initially be Chi, Miao, and shall be entitled to designate an additional non-voting observer to the Board.

(b)	For as long as the Series C Shares are outstanding, the Major Series C Shareholder shall be entitled to designate one (1) member of the Board (the “Series C Director”) and remove such Series C Director, who shall initially be John Liu, and shall be entitled to designate an additional non-voting observer to the Board.

(c)	The holders of a majority of the Ordinary Shares (voting as a single, separate class and not on an as-converted basis) shall be entitled to designate four (4) members of the Board (the “Ordinary Share Directors”) and remove such Ordinary Share Directors, who shall initially be He, Boquan, Zheng, Nanyan, Li, Baoming and Shi, Minjian.

(d)	Any member of the Board not elected in the manner provided in clauses (a) to (c) above shall be designated and removed by the mutual consent of: (i) for as long as the Series A Shares are outstanding, the Major Series A Shareholder, (ii) for as long as the Series C Shares are outstanding, the Major Series C Shareholder and (iii) the holders of a majority of the Ordinary Shares (voting as a single, separate class and not on an as-converted basis).

8.3	Alternate Director. Each of the Series A Director and the Series C Director, if applicable, shall be entitled to appoint alternates to serve at any meeting of the Board or of any committee thereto; provided that prior to such appointment, the Series A Director or the Series C Director, as applicable, shall consult with Mr. He so long as he is a member of the Board (but such appointment shall not be subject to Mr. He’s consent), and such alternates shall be permitted to attend all meetings of the Board or of any committee and vote on the director’s behalf.

8.4	Board Committees. Each committee of the Board (including but not limited to Auditing Committee and Compensation Committee) and the quorum for such committee shall consist of at least the Series A Director and Series C Director, if applicable, provided that the provisions set forth in Sections 8.5(b) and 8.5(c) shall be applicable to a meeting of any committee of the Board mutatis mutandis.

8.5	Quorum and Board Action.

(a)	Subject to other provisions of this Section 8.5, a quorum of the Board shall consist of a majority of all directors then appointed on the Board, including the Series A Director (if applicable) and the Series C Director (if applicable).

(b)	If within half an hour from the time appointed for the meeting a quorum is not present solely due to the absence of the Series A Director and/or Series C Director, the meeting shall stand adjourned. Notices shall be re-issued pursuant to Section 8.6 to advise the day, time and place of the adjourned Board meeting.

(c)	If at the adjourned Board meeting a quorum is not present within half an hour from the time appointed for such meeting solely due to the absence of such director(s), such meeting shall stand adjourned again and the procedures specified in Section 8.5(b) shall be followed, at which second adjourned meeting a quorum shall not require the presence in person or by proxy of such directors.

(d)	Unless otherwise provided in Section 7, any action, approval or exercise of discretion of the Board (including acts and approvals contemplated under this Agreement) shall require the simple majority votes of the directors present who form the requisite quorum, for the same to constitute a valid corporate act.

(e)	Any action that may be taken by the directors at a Board meeting may be taken by a written resolutions signed by all of the directors.

8.6	Board Meetings. The Board shall meet at least once every six (6) months, unless otherwise agreed by the vote of a majority of the Board, including the affirmative vote of the Series A Director and Series C Director, if applicable. The Board shall also convene a meeting to discuss business operations and results at least once every three (3) months. Subject to the foregoing, a director or alternate director or the company secretary on the requisition of a director or alternate director shall at any time summon a meeting of the Board by at least ten (10) days’ prior notice in writing to every director and alternate director which notice shall set forth the date, time and place of the meeting of the Board and a director or alternate director or the company secretary on the requisition of a Director or alternate Director shall deliver at least five (5) days’ prior notice in writing to every director and alternate director which notice shall set forth the general nature of the business to be considered unless such notice is waived by all the directors (or their alternates) either at, before or after the meeting is held. Directors may participate in Board meetings by telephone, and such participation shall constitute presence for purposes of the quorum provisions of Section 8.5.

8.7	Board Representation of Subsidiaries. Unless already appointed, at the request of the Major Series A Shareholder and the Major Series C Shareholder, the Group Companies and the Founders shall cause such individuals designated by them to be elected to the boards of directors of the PRC Subsidiary and any other direct or indirect subsidiary of the Group Companies so that nominees of the Major Series A Shareholder and the Major Series C Shareholder are proportionately represented on such boards of directors as on the Board.

8.8	Governance of Group Companies. All directors of the PRC Subsidiary and any direct or indirect subsidiary of the Company shall be appointed and removed only by the Company pursuant to action of the Board. Each of the Group Companies, the Founders and the Ordinary Shareholders shall procure that all corporate actions of the PRC Subsidiary and any direct or indirect subsidiary of the Company shall be pursuant to action by the Board.

8.9	Termination of Section 8. Notwithstanding any other provision herein to the contrary, upon the closing of a Qualified Public Offering, this Section 8 shall cease to have any effect.

9.	EMPLOYEE SHARE OPTION PLAN; NON-COMPETITION BY SENIOR MANAGEMENT.

9.1	Grant of Share Options. The parties hereto acknowledge and agree that, as of the date hereof, the Company has adopted a 2007 Employee Share Incentive Plan (the “Share Option Plan”), pursuant to which the Company may grant options, warrants or other rights to the employees, officers, directors, advisors or consultants of the Group Companies (collectively, “Employees” and individually, an “Employee”) to subscribe for up to an aggregate 6,497,727 Ordinary Shares (including, for the avoidance of doubt, any Options previously reserved, authorized or issued to the Employees).

9.2	Share Option Vesting. Except as expressly approved by the Board by unanimous votes, Options granted to the Employees after the Closing pursuant to the Share Option Plan shall vest over a four-year period, with twenty-five percent (25%) of the Options vested on the first anniversary of the date of grant and the balance vested in equal six-month-period installments over the next three (3) years after the first anniversary until fully vested.

9.3	Repurchase Option. To the extent permissible under applicable laws and except as otherwise approved by a majority of the Board, including the Series A Director and Series C Director, if applicable, Ordinary Shares acquired by any Employees by exercising the Options granted under the Share Option Plan shall be subject to a repurchase option exercisable by the Company or its assignee if employment or engagement of such Employee with the Company is terminated with or without cause.

9.4	Non-competition by Senior Management. The Company shall use its commercially reasonable efforts to procure that each of its chief executive officer, chief financial officer, chief information officer (if applicable) and all executive vice presidents shall not, conduct or own more than 10% equity interest in any other business that competes with the Principal Business of the Group Companies, unless such conduct or ownership shall have been previously disclosed to the Company and the Preferred Shareholders, and the Company, the Major Series A Shareholder and the Major Series C Shareholder shall have approved such conduct or ownership in writing. For purpose of this Section 9.4, “Principal Business” shall mean the development, lease, operation, franchise and management of non-luxury hotels in the PRC and any supporting and ancillary services related thereto.

10.	ESG UNDERTAKINGS.

10.1	Subject to applicable laws, the Company and the PRC Subsidiary hereby undertake to Actis to use commercially reasonable efforts to adopt and implement the following corporate policies for the Group Companies:

(a)	provide safe and healthy working conditions for its employees and contractors;

(b)	encourage the efficient use of natural resources and promote the protection of the environment;

(c)	treat all employees fairly in terms of recruitment, progression, remuneration and conditions of work, irrespective of gender, race, color, language, disability, political opinion, age, religion or national/social origin;

(d)	allow consultative work-place structures and associations which provide employees with an opportunity to present their views to management;

(e)	take account of the impact of its operations on the local community and seek to ensure that potentially harmful occupational health and safety, environmental and social effects are properly assessed, addressed and monitored;

(f)	uphold high standards of business integrity and honesty, complies with local laws and international good practice and do not directly or indirectly offer, pay, solicit or accept bribes in any form; and

(g)	implement a social and environmental management system which enables effective identification, management and monitoring of any risks and provides a framework for action.

10.2	The Company shall use its commercially reasonable efforts to procure that within 90 days of the end of each financial year of the Company an ESG Principles Compliance Report, substantially in the form attached hereto as Exhibit B, is made for such financial year in respect of the Company and each other relevant Group Company. The ESG Principles Compliance Report shall be provided to the Board, and Actis shall be provided with a copy of the ESG Principles Compliance Report and the Board’s response thereto, if any.

10.3	The parties hereby agree and acknowledge that, to the extent there is any ambiguity or difficulty in the interpretation or implementation of the corporate policies to be adopted by the Company pursuant to Section 10.1, the Company shall be entitled to interpret and implement such policies in good faith using its commercially reasonable efforts based on the customary industry practices as practiced by other comparable budget hotel chains in the PRC that are listed outside the PRC; provided that the Company shall consult with Actis during such process.

11.	USE OF SERIES C PROCEEDS.

11.1	Establishment of Onshore Reserve Account. The parties hereto shall procure that (A) each of a representative of the Major Series A Shareholder, the Major Series C Shareholder and the Founder holding the most Shares among all Founders (the “Major Founder”) will be named as a signatory (each, a “Onshore Account Designee”) under a bank account of a Group Company in the PRC (which account shall be reasonably agreed to by the Major Series A Shareholder, the Major Series C Shareholder and the Major Founder (the “Onshore Reserve Account”) and (B) any withdrawal, disbursement or payment from the Onshore Reserve Account will require the signatures of at least two (2) of the three (3) Onshore Account Designees.

11.2	Conversion into RMB. The parties hereto shall (A) use their respective commercially reasonable efforts to procure that the proceeds deposited in the Offshore Reserve Account pursuant to the Series C Subscription Agreement will be converted into RMB as soon as practicable after the date hereof, (B) cause the equivalent of US$15 million of such proceeds to be deposited into a bank account of a Group Company selected by the Company (the “Operating Account”) and (C) cause the remaining of such proceeds to be deposited into the Onshore Reserve Account.

11.3	Withdrawals from the Onshore Reserve Account.

(a)	The Company shall have the right, each time (i) when the available balance in the Operating Account becomes less than US$7.5 million or (ii) with the prior written approval of any two of the Major Series A Shareholder, the Major Series C Shareholder and the Major Founder, to request in writing (a “Funding Notice”) to the Major Series A Shareholder, the Major Series C Shareholder and the Major Founder to transfer an amount equal to the less of (i) the equivalent of US$10 million and (ii) the then available balance in the Onshore Reserve Account from the Onshore Reserve Account to the Operating Account. The Funding Notice shall contain an itemized description as to how the Group Companies propose to use such transferred funds.

(b)	Any of the Major Series A Shareholder, the Major Series C Shareholder and the Major Founder may require the Company to provide further details as to the proposed use of the transferred funds and, upon the written request of any of them, the Board shall review and determine whether such proposed use should be approved.

(c)	If any two of the Major Series A Shareholder, the Major Series C Shareholder and the Major Founder consent in writing to the proposed transfer, the Major Series A Shareholder, the Major Series C Shareholder and the Major Founder shall cause their respective Onshore Account Designees to approve and execute such transfer as soon as practicable thereafter; provided that if the proposed use of the transferred funds as described in the Funding Notice has been previously approved by the Board (whether or not pursuant to clause (b) above), the Major Series A Shareholder, the Major Series C Shareholder and the Major Founder shall cause their respective Onshore Account Designees to approve and execute such transfer as soon as practicable thereafter.

12.	GENERAL PROVISIONS.

12.1	Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party, upon delivery; (b) when sent by facsimile at the number set forth in Exhibit A hereto, upon receipt of confirmation of error-free transmission; (c) five (5) Business Days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other party as set forth in Exhibit A; or (d) three (3) Business Days after deposit with an international overnight delivery service, postage prepaid, addressed to the parties as set forth in Exhibit A with next Business Day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider. Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 12.1 by giving the other party written notice of the new address in the manner set forth above.

12.2	Entire Agreement; Waiver. This Agreement and the other Transaction Agreements, together with all the exhibits hereto and thereto, constitute and contain the entire agreement and understanding of the parties with respect to the subject matter hereof and supersede any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof, including, without limitation, the Original Agreement, the Amended Agreement, and a Shareholders Agreement dated October 13, 2005 entered into among Zheng Nanyan, Mr. He, Smartech Resources Limited and Lee Chien. Each Shareholder hereby, effective immediately prior to the Closing (as defined in the Series C Preferred Share Subscription Agreement), consents to the issuance of Series C Preferred Shares under the Series C Preferred Share Subscription Agreement and waives any preemptive right it may have under such prior agreements or the memorandum and articles of association of the Company.

12.3	Governing Law. Except with respect to the references in this Agreement to the Exchange Act and the Securities Act, this Agreement shall be governed by and construed exclusively in accordance with the laws of Hong Kong.

12.4	Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the parties’ intent in entering into this Agreement.

12.5	Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their permitted successors and assigns any rights or remedies under or by reason of this Agreement. Notwithstanding the foregoing, any rights of WP under this Agreement may, without prejudice to the rights of WP to exercise any such rights, be exercised by Warburg Pincus Asia LLC (“WP Asia”) or any other fund manager of WP or their nominees (“WP Manager”), unless WP has (a) given notice to the other parties that any such rights cannot be exercised by WP Asia or a WP Manager; and (b) not given notice to the other parties that such notice which is given under this Section 12.5 has been revoked.

12.6

WP VCOC Rights. The parties to this Agreement acknowledge that if WP is directly or indirectly wholly-owned by Warburg Pincus Real Estate I, L.P. (the “Fund”), the Fund shall be acting on behalf of WP for all purposes under this Agreement, including, without limitation, the right to directly exercise all of the rights held by WP hereunder. Without limiting the generality of the foregoing, the parties acknowledge that so long as WP satisfies the criteria for the Major

Series A Shareholder set forth herein, the Fund acting on behalf of WP shall be deemed the Major Series A Shareholder and shall have the Information Rights, Inspection Rights and Audit Rights set forth herein and the Fund shall have the rights set forth in Section 8 to nominate (and remove) the Series A Director, if applicable. In addition, the parties acknowledge that the Fund is an entity that is intended to qualify as a “venture capital operating company” within the meaning of the U.S. Department of Labor Regulation Section 2510.3-101 (the “Plan Asset Regulation”). As long as WP is directly or indirectly wholly-owned by the Fund, to the extent (i) permitted by applicable laws and (ii) without impairing the rights of other Shareholders and (iii) without imposing any undue burden on the business and operations of the Company, at such time as requested by the Fund, the Company shall sign such contract as may be presented by the Fund and agreed by the Company (which agreement shall not be unreasonably withheld) to grant the Fund such rights as may be necessary to qualify the Fund’s investment in the Company as a venture capital investment for purposes of the Plan Asset Regulation.

12.7	Successors and Assigns. Subject to the provisions of Section 5.1, the provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto.

12.8	Interpretation; Captions. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement. Unless otherwise expressly provided herein, all references to Sections and Exhibits herein are to Sections and Exhibits of this Agreement.

12.9	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.10	Adjustments for Share Splits, Etc. Wherever in this Agreement there is a reference to a specific number of Preferred Shares or Ordinary Shares of the Company, then, upon the occurrence of any subdivision, combination or share dividend of the Preferred Shares or Ordinary Shares, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of shares by such subdivision, combination or share dividend.

12.11	Aggregation of Shares. All Preferred Shares or Ordinary Shares held or acquired by more than one Affiliate shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

12.12	Shareholders Agreement to Control. If and to the extent that there are inconsistencies between the provisions of this Agreement and those of the Memorandum and Articles, the terms of this Agreement shall control as between the Shareholders only, who hereby undertake and agree to take all actions necessary or advisable, as promptly as practicable after the discovery of such inconsistency, to amend the Memorandum and Articles so as to eliminate such inconsistency to the fullest extent permissible by law.

12.13	Further Assurances. Each Shareholder shall take such actions, give such written further assurances, execute such documents and perform such further acts, as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

12.14	Dispute Resolution.

(a)	Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be resolved at the first instance through consultation between the parties to such Dispute. Such consultation shall begin immediately after any party has delivered written notice to any other party to the Dispute requesting such consultation.

(b)	If the Dispute is not resolved within thirty (30) days following the date on which such notice is given, the Dispute shall be submitted to arbitration upon the request of any party to the Dispute with notice to each other party to the Dispute (the “Arbitration Notice”).

(c)	The arbitration shall be conducted in Hong Kong. There shall be three (3) arbitrators as appointed in accordance with the arbitration rules described below. The Secretary General of the Centre shall select the arbitrators, who shall be qualified to practice law in Hong Kong.

(d)	The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the Arbitration Rules of the United Nations Commission on International Trade Law, as in effect at the time of the commencement of the arbitration.

(e)	Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other party in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such party.

(f)	The arbitrators shall decide any dispute submitted by the parties to the arbitration tribunal strictly in accordance with the substantive laws of Hong Kong and shall not apply any other substantive law.

(g)	Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(h)	The parties to this Agreement agree to the consolidation of arbitrations under this Agreement, the Series A Subscription Agreement, the Series B Subscription Agreement and the Series C Subscription Agreement (the “Transaction Agreements”) in accordance with the provisions of this Section 12.14.

(i)	In the event of two or more arbitrations having been commenced under any of the Transaction Agreements, the tribunal in the arbitration first filed (the “Principal Tribunal”) may in its sole discretion, upon the application of any party to the arbitrations, order that the proceedings be consolidated before the Principal Tribunal if (1) there are issues of fact and/or law common to the arbitrations, (2) the interests of justice and efficiency would be served by such a consolidation, and (3) no prejudice would be caused to any party in any material respect as a result of such consolidation, whether through undue delay or otherwise. Such application shall be made as soon as practicable and the party making such application shall give notice to the other parties to the arbitrations.

(ii)	The Principal Tribunal shall be empowered to (but shall not be obliged to) order at its discretion, after inviting written (and where desired oral) representations from the parties that all or any of such arbitrations shall be consolidated or heard together and/or that the arbitrations be heard immediately after another and shall establish a procedure accordingly. All parties shall take such steps as are necessary to give effect and force to any orders of the Principal Tribunal.

(iii)	If the Principal Tribunal makes an order for consolidation, it: (1) shall thereafter, to the exclusion of other arbitral tribunals, have jurisdiction to resolve all disputes forming part of the consolidation order; (2) shall order that notice of the consolidation order and its effect be given immediately to any arbitrators already appointed in relation to the disputes that were consolidated under the consolidation order; and (3) may also give such directions as it considers appropriate (i) to give effect to the consolidation and make provision for any costs which may result from it (including costs in any arbitration rendered functus officio under Section 12.14); and (ii) to ensure the proper organization of the arbitration proceedings and that all the issues between the parties are properly formulated and resolved.

(iv)	Upon the making of the consolidation order, any appointment of arbitrators relating to arbitrations that have been consolidated by the Principal Tribunal (except for the appointment of the arbitrator of the Principal Tribunal itself) shall for all purposes cease to have effect and such arbitrators are deemed to be functus officio, on and from the date of the consolidation order. Such cessation is without prejudice to (1) the validity of any acts done or orders made by such arbitrators before termination, (2) such arbitrators’ entitlement to be paid their proper fees and disbursements and (3) the date when any claim or defense was raised for the purpose of applying any limitation period or any like rule or provision.

(v)	The Parties hereby waive any objections they may have as to the validity and/or enforcement of any arbitral awards made by the Principal Tribunal following the consolidation of disputes or arbitral proceedings in accordance with this Section 12.14 where such objections are based solely on the fact that consolidation of the same has occurred.

(i)	During the course of the arbitration tribunal’s adjudication of the dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

(j)	The award of the arbitration tribunal shall be final and binding upon the parties, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

12.15	Certain Definitions. As used in this Agreement, the following terms have the meanings ascribed to them below unless otherwise specified where they are used.

(a)	“Actis” has the meaning as defined in Preamble.

(b)	“Affiliates” has the meaning as defined in the Memorandum and Articles.

(c)	“Agreement” has the meaning as defined in Preamble.

(d)	“Amended Agreement” has the meaning as defined in Recital (D).

(e)	“Arbitration Notice” has the meaning as defined in Section 12.14(c).

(f)	“as converted” means a calculation of share number should be made assuming that Preferred Shares (but not outstanding options, warrants and other Equity Securities convertible into or exercisable or exchangeable for Ordinary Shares) have been converted into Ordinary Shares.

(g)	“Audit Rights” has the meaning as defined in Section 1.1(d).

(h)	“Board” has the meaning as defined in Section 1.1(a)(iv).

(i)	“Business Day” means any day (excluding Saturdays, Sundays and public holidays in Hong Kong, the PRC, London and the Cayman Islands) on which banks generally are open for business in Hong Kong, the PRC, London and the Cayman Islands.

(j)	“Business Plan” has the meaning as defined in Section 1.1(a)(iv).

(k)	“Company” has the meaning as defined in Preamble.

(l)	“Co-Sale Participant” has the meaning as defined in Section 4.3(c)(i).

(m)	“Damages” has the meaning as defined in Section 2.9(a).

(n)	“Disclosing Party” has the meaning as defined in Section 6.4.

(o)	“Dispute” has the meaning as defined in Section 12.14(b).

(p)	“Dragged Holders” has the meaning as defined in Section 4.8(a).

(q)	“Dragged Holders” has the meaning as defined in Section 4.9(a).

(r)	“Dragging Holders” has the meaning as defined in Section 4.8(a).

(s)	“Dragging Holders” has the meaning as defined in Section 4.9(a).

(t)	“Employee” or “Employees” has the meaning as defined in Section 9.1.

(u)	“Equity Securities” means Ordinary Shares, Preferred Shares, any warrant, option, right, or any security that is issued as a dividend or other distribution with respect to, or in exchange for, or in replacement of such Ordinary Shares or Preferred Shares, or securities convertible into or exercisable for Ordinary Shares or Preferred Shares, and a reference to a number of Equity Securities at a given time shall be a reference to (i) the number of Ordinary Shares comprised in such Equity Securities at that time, and (ii) the number of Ordinary Shares into which Preferred Shares, warrants, options, rights, or securities convertible into or exercisable for Ordinary Shares comprised in such Equity Securities are convertible into or exercisable for at that time.

(v)	“ESG Principles Compliance Report” means a report, substantially in the form attached hereto as Exhibit B, to be provided by the Company pursuant to Section 10.2.

(w)	“Financing Terms” has the meaning as defined in Section 6.1.

(x)	“Founder” or “Founders” has the meaning as defined in Preamble.

(y)	“Full Exercising Holder” has the meaning as defined in Section 3.1.

(z)	“Full Purchasing Holder” has the meaning as defined in Section 4.3(b)(iii).

(aa)	“Fund” has the meaning as defined in Section 12.6.

(bb)	“GAAP” has the meaning as defined in Section 1.1(a)(i).

(cc)	“Group Company” or “Group Companies” has the meaning as defined in Preamble.

(dd)	“Unqualified Sale Notice” has the meaning as defined in Section 4.9(c).

(ee)	“Immediate Family” has the meaning as defined in Section 4.1.

(ff)	“Indenture” means the Indenture dated as of September 10, 2007 evidencing certain Guaranteed Senior Floating Rate Notes Due 2010, among the Company, the Guarantors (as defined thereunder) and DB Trustees (Hong Kong) Limited as trustee and collateral agent.

(gg)	“Information Right” has the meaning as defined in Section 1.1(a)(x).

(hh)	“Inspection Rights” has the meaning as defined in Section 1.1(b).

(ii)	“Investor” or “Investors” has the meaning as defined in Preamble.

(jj)	“Lockup Shareholder” or “Lockup Shareholders” has the meaning as defined in Section 2.12.

(kk)	“Major Series A Shareholder” has the meaning as defined in Section 1.1(a).

(ll)	“Major Series C Shareholder” has the meaning as defined in Section 1.1(a).

(mm)	“Major Shareholder Auditor Records” has the meaning as defined in Section 1.1(d).

(nn)	“Major Shareholders” has the meaning as defined in Section 1.1(a).

(oo)	“Memorandum and Articles” means the Fourth Amended and Restated Memorandum and Articles of Association of the Company, as may be amended or restated from time to time.

(pp)	“Mr. He” has the meaning as defined in Preamble.

(qq)	“New Shares” has the meaning as defined in Sections 3.1 and 3.3.

(rr)	“Non-Full Exercising Holder” has the meaning as defined in Section 3.1.

(ss)	“Offered Shares” has the meaning as defined in Section 4.3(a).

(tt)	“Offshore Reserve Account” has the meaning as defined in the Series C Subscription Agreement.

(uu)	“Original Agreement” has the meaning as defined in Recital (B).

(vv)	“Ordinary Share Directors” has the meaning as defined in Section 8.2(c).

(ww)	“Ordinary Shares” means the ordinary shares, par value US$0.125 per share, of the Company.

(xx)	“Ordinary Shareholders” means holders of Ordinary Shares.

(yy)	“Other Holders” has the meaning as defined in Section 2.4(b).

(zz)	“Permitted Transfer” has the meaning as defined in Section 4.1.

(aaa)	“Piggybacking Warrantholders” has the meaning as defined in Section 2.3(b).

(bbb)	“Plan Asset Regulation” has the meaning as defined in Section 12.14(a).

(ccc)	“PRC Subsidiary” has the meaning as defined in Preamble.

(ddd)	“PRC” has the meaning as defined in Preamble.

(eee)	“Preferred Shareholders” has the meaning as defined in Recital (E).

(fff)	“Preferred Shares” has the meaning as defined in Recital (E).

(ggg)	“Principal Business” has the meaning as defined in Section 9.4.

(hhh)	“Principal Tribunal” has the meaning as defined in Section 12.14(h)(i).

(iii)	“Prohibited Transfer” has the meaning as defined in Section 4.7(a).

(jjj)	“Prototal” has the meaning as defined in Preamble.

(kkk)	“Purchase Notice” has the meaning as defined in Section 4.3(b)(i).

(lll)	“Qualified Public Offering” has the meaning as defined in the Memorandum and Articles.

(mmm)	“Qualified Sale” has the meaning as defined in Section 4.8(a).

(nnn)	“Qualified Sale Date” has the meaning as defined in Section 4.8(c).

(ooo)	“Qualified Sale Notice” has the meaning as defined in Section 4.8(c).

(ppp)	“Remaining Shares” has the meaning as defined in Section 3.1.

(qqq)	“Request Notice” has the meaning as defined in Section 2.3(a).

(rrr)	“RMB” means Renminbi, the legal currency of the PRC.

(sss)	“Selling Shareholder” has the meaning as defined in Section 4.3(a).

(ttt)	“Series A Director” has the meaning as defined in Section 8.2(a).

(uuu)	“Series A Shareholders” has the meaning as defined in Recital (A).

(vvv)	“Series A Shares” has the meaning as defined in Recital (A).

(www)	“Series A Subscription Agreement” has the meaning as defined in Recital (A).

(xxx)	“Series A/C Co-Sale Notice” has the meaning as defined in Section 4.5(b)(i).

(yyy)	“Series A/C Co-Sale Participant” has the meaning as defined in Section 4.5(b)(i).

(zzz)	“Series A/C Offered Shares” has the meaning as defined in Section 4.5(a).

(aaaa)	“Series A/C Selling Shareholder” has the meaning as defined in Section 4.5(a).

(bbbb)	“Series A/C Transfer Notice” has the meaning as defined in Section 4.5(a).

(cccc)	“Series B Shares” has the meaning as defined in Recital (C).

(dddd)	“Series B Subscription Agreement” has the meaning as defined in Recital (C).

(eeee)	“Series C Director” has the meaning as defined in Section 8.2(b).

(ffff)	“Series C Original Issue Date” means the date on which the first Series C Share is issued.

(gggg)	“Series C Shareholders” has the meaning as defined in Recital (E).

(hhhh)	“Series C Shares” has the meaning as defined in Recital (E).

(iiii)	“Series C Subscription Agreement” has the meaning as defined in Recital (E).

(jjjj)	“Share Mortgages” has the meaning as defined in the Memorandum and Articles.

(kkkk)	“Share Option Plan” has the meaning as defined in Section 9.1.

(llll)	“Shares” means the Ordinary Shares and Preferred Shares.

(mmmm)	“Threshold Valuation” has the meaning as defined in Section 4.8(a).

(nnnn)	“Transaction Agreements” has the meaning as defined in Section 12.14(h).

(oooo)	“Transfer Notice” has the meaning as defined in Section 4.3(a).

(pppp)	“Transfer” has the meaning as defined in Section 4.1.

(qqqq)	“Unqualified Sale Date” has the meaning as defined in Section 4.9(c).

(rrrr)	“Unqualified Sale Dragging Holders Shares” has the meaning as defined in Section 4.9(c).

(ssss)	“Unqualified Sale” has the meaning as defined in Section 4.9(a).

(tttt)	“Violation” has the meaning as defined in Section 2.9(a).

(uuuu)	“Warrant Agreement” means the Warrant Agreement, dated as of September 10, 2007, by and between the Company and DB Trustees (Hong Kong) Limited.

(vvvv)	“Warrants” has the meaning set forth in the Warrant Agreement.

(wwww)	“WP Asia” has the meaning as defined in Section 12.5.

(xxxx)	“WP Manager” has the meaning as defined in Section 12.5.

(yyyy)	“WP” has the meaning as defined in Preamble.

(zzzz)	“WP” has the meaning as defined in Preamble.

12.16	Effectiveness. This Agreement shall take effect and become a binding agreement among the parties hereto upon the Closing as defined in the Series C Subscription Agreement.

— REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK —

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

COMPANY:

7 DAYS GROUP HOLDINGS LIMITED

By:	/s/ Zheng Nanyan
Name:	Zheng Nanyan
Title:	Chief Executive Officer

[SIGNATURE PAGE TO SHAREHOLDERS’ AGREEMENT]

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

PRC SUBSIDIARY:

7 Days Inn (Shenzhen) Co., Ltd.

By:	/s/ Zheng Nanyan
Name:	Zheng Nanyan
Title:	Legal Representative

[SIGNATURE PAGE TO SHAREHOLDERS’ AGREEMENT]

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

FOUNDERS:

/s/ HE BOQUAN
HE BOQUAN

/s/ ZHENG NANYAN
ZHENG NANYAN

ZHANG QIONG

LEE CHIEN

[SIGNATURE PAGE TO SHAREHOLDERS’ AGREEMENT]

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

FOUNDERS:

HE BOQUAN

ZHENG NANYAN

/s/ ZHANG QIONG
ZHANG QIONG

LEE CHIEN

[SIGNATURE PAGE TO SHAREHOLDERS’ AGREEMENT]

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

FOUNDERS:

HE BOQUAN

ZHENG NANYAN

ZHANG QIONG

/s/ LEE CHIEN
LEE CHIEN

[SIGNATURE PAGE TO SHAREHOLDERS’ AGREEMENT]

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

FOUNDERS:

FORTUNE NEWS INTERNATIONAL LIMITED

By:	/s/ Zheng Nanyan
Name:	Zheng Nanyan
Title:	Director

SMARTECH RESOURCES LIMITED

By:
Name:
Title:

[SIGNATURE PAGE TO SHAREHOLDERS’ AGREEMENT]

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

FOUNDERS:

FORTUNE NEWS INTERNATIONAL LIMITED

By:
Name:
Title:

SMARTECH RESOURCES LIMITED

By:	/s/ Zhang Qiong
Name:
Title:	Authorized Signature(s)

[SIGNATURE PAGE TO SHAREHOLDERS’ AGREEMENT]

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

FOUNDER:

PROTOTAL ENTERPRISES LIMITED

By:	/s/ He Boquan
Name:	He Boquan
Title:	Director

[SIGNATURE PAGE TO SHAREHOLDERS’ AGREEMENT]

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

ORDINARY SHAREHOLDER:

/s/ SHI MINJIAN
SHI MINJIAN

[SIGNATURE PAGE TO SHAREHOLDERS’ AGREEMENT]

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

INVESTOR:

WP RE (CAYMAN) INTERNATIONAL LTD.

By:	/s/ TARA E. O’NEILL
Name:	TARA E. O’NEILL
Title:	DIRECTOR

[SIGNATURE PAGE TO SHAREHOLDERS’ AGREEMENT]

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

INVESTOR:

HAPPY TRAVEL LIMITED

By:	/s/ Yannick Roussety
Name:	Yannick Roussety
Title:	Director

EXHIBIT A

Notices

For the purpose of the notice provisions contained in the Transaction Agreements, the following are the initial addresses of each party thereto:

7 DAYS GROUP HOLDINGS LIMITED

10F, Guitian Building, 705 Guangzhou Da Dao Nan Road, Guangzhou

Post Code:	510290
Fax Number:	(8620) 8922-5507
Attention:	Zheng Nanyan
Also with a copy to: Jun He Law Offices Suite 20-C, Shenzhen Development Bank Tower 5047 Shennan Road Central, Shenzhen, PRC 518001
Fax Number:	(86755) 2587-0780
Attention:	Kirk Tong

7 Days Inn (Shenzhen) Co., Ltd.

10F, Guitian Building, 705 Guangzhou Da Dao Nan Road, Guangzhou

Post Code:	510290
Fax Number:	(8620) 8922-5507
Attention:	Zheng Nanyan

HE BOQUAN

Guangdong Jinri Investment Co., Ltd. 32F, Metro Plaza, No. 183-187 North Tianhe Road, Guangzhou

Post Code:	510000
Fax Number:	(8620) 8755-5221
Attention:	He Boquan

ZHENG NANYAN

10F, Guitian Building, 705 Guangzhou Da Dao Nan Road, Guangzhou

Post Code:	510290
Fax Number:	(8620) 8922-5507
Attention:	Zheng Nanyan

ZHANG QIONG

Building 8, 2558 West Yan An Road, Shanghai

Post Code:	201103
Fax Number:	(8621) 6295-1669
Attention:	Zhang Qiong

LEE CHIEN

Address:	4400 Sabal Palm Road, Miami, Fl 33137 USA
Fax Number:	(01305) 576-5536
Attention:	Lee Chien

FORTUNE NEWS INTERNATIONAL LIMITED

10F, Guitian Building, 705 Guangzhou Da Dao Nan Road, Guangzhou

Post Code:	510290
Fax Number:	(8620) 8922-5507
Attention:	Zheng Nanyan

SMARTECH RESOURCES LIMITED

Building 8, 2558 West Yan An Road, Shanghai

Post Code:	201103
Fax Number:	(8621) 6295-1669
Attention:	Zhang Qiong

SHI MINJIAN

Room 3213, Metro Plaza 183 Tian He North Road Guangzhou, China Fax Number: 86-21-8755 5221

WP RE (CAYMAN INTERNATIONAL LTD.)

Suite 6703 Two International Finance Centre

8 Finance Street

Hong Kong

Fax Number:	(852) 2521-3869
Attention:	Joseph Gagnon

ACTIS

Happy Travel Limited

Les Cascades, Edith Cavell Street, Port Louis, Republic of Mauritius

c/o Mr. John Liu

Actis China Limited

Room 712, China World Tower 2

No. 1 Jianguomenwai Dajie,

Chaoyang District, Beijing 100004

China

Fax: +86 (10) 65095 8111

copy to: Actis General Counsel

c/o: Actis LLP

2 More London Riverside

London, SE1 2JT

England

Facsimile: +44 207 234 5304

EXHIBIT B

Form of ESG Principles Compliance Report

ANNEX 1

Environmental, Social and Governance Compliance Report

Date:

Company:

ESG Area

Description of Significant ESG Issue(s)

(Please include a commentary in each box. If there are no concerns in a particular area, write “None”. Apart from outlining the issue, please include brief comment on actions taken to mitigate this issue and/or reduce the possibility of recurrence)

Health and Safety[1]	Lost-time accidents (LTA) month / YTD Fatalities month / YTD Commentary

Environment[2]

Social[3]

Business Integrity[4]

Other comments (eg major accident but no fatalities)[5]

Completed by                    (typically by a manager of HR/legal)

Examples (not exhaustive) of significant issue(s) of concern

1 – Alongside the stats, provide brief commentary on reasons for any LTAs or fatalities (from an accident or occupational illness)

2 – Severe environmental damage (eg The company is required to take extensive measures to restore the contaminated environment to its original state, extended exceedance of statutory or prescribed limits, persistent severe environmental damage or severe nuisance extending over a large area)

3 – Significant social issue (eg Significant worker(s) rights abuse, significant failure in social commitments made in an EIA, SIA or other legally binding document, labour unrest, community concerns)

4 – Significant business integrity issue (evidence of bribery, money laundering, breach of code of conduct, extensive adverse attention in national/international media)

5 – This might also include anything HSES related that is expected to result in $50,000 + cost to the company